UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)

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Filed by a party other than the Registrant    ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under § 240.14a-12

SWEETGREEN, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒    No fee required
☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SWEETGREEN, INC.
3102 36th Street
Los Angeles, CA 90018
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 12, 2025
Dear Stockholder:
You are cordially invited to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Sweetgreen, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, June 12, 2025, at 9:00 a.m. Pacific Time. The Annual Meeting will be a virtual meeting of stockholders, which will be conducted only via a live audio webcast. You will be able to attend the Annual Meeting, submit your questions, and vote online during the meeting by visiting www.virtualshareholdermeeting.com/SG2025. A complete list of record stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting beginning 10 days prior to the meeting. If you would like to view the list, please email us at ir@sweetgreen.com. The meeting will be held for the following purposes:
1.To elect the Board of Directors’ nine nominees for director, to serve until the next annual meeting and their successors are duly elected and qualified.
2.To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2025.
3.To solicit a non-binding, advisory vote to approve the compensation of our named executive officers.
4.To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The Annual Meeting will be held virtually through a live webcast. You will be able to attend the Annual Meeting, submit questions, and vote during the live webcast by visiting www.virtualshareholdermeeting.com/SG2025 and entering the 16-digit Control Number included in your Notice of Internet Availability, voting instruction form, or in the instructions that you received via email. Please refer to the additional logistical details and recommendations in the accompanying Proxy Statement. You may log-in beginning at 8:45 a.m. Pacific Time, on Thursday, June 12, 2025.
The record date for the Annual Meeting is April 14, 2025. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on Thursday, June 12, 2025 Online at 9:00 a.m. Pacific Time at
www.virtualshareholdermeeting.com/SG2025.
The Proxy Statement and Annual Report to Stockholders Are Available at
www.proxyvote.com.

By Order of the Board of Directors

Jonathan Neman
Co-Founder, President, Chief Executive Officer, and Chair of the Board of Directors

Los Angeles, California
April 24, 2025

You are cordially invited to attend the meeting online. Whether or not you expect to attend the meeting, please vote over the telephone or the Internet as instructed in these materials, or, if you receive a paper proxy card by mail, by completing and returning the proxy mailed to you, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote online if you attend the meeting.

SWEETGREEN, INC.
3102 36th Street
Los Angeles, CA 90018
PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2025
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2025
This Proxy Statement and our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 29, 2024, are available at investor.sweetgreen.com and www.proxyvote.com.
MEETING AGENDA

Proposal	Voting Standard	Board Recommendation
Election of Directors	Plurality of votes cast	FOR each of the Board’s nominees for director
Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2025	Majority of voting power of the shares present in person, by remote communication, or represented by proxy at the meeting and entitled to vote on the subject matter	FOR
Non-binding, advisory vote to approve the compensation of our named executive officers	Majority of voting power of the shares present in person, by remote communication, or represented by proxy at the meeting and entitled to vote on the subject matter	FOR

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Sweetgreen, Inc. (sometimes referred to as the “Company” or “Sweetgreen”) is soliciting your proxy to vote at the 2025 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 30, 2025 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after May 10, 2025.
How do I attend the Annual Meeting?
This year’s Annual Meeting will be a virtual meeting, which will be conducted entirely online via audio webcast to allow greater participation. You may attend, vote, and ask questions at the Annual Meeting by following the instructions provided on the Notice of Internet Availability, proxy card, or voting instruction form to log in to www.virtualshareholdermeeting.com/SG2025. If you are a stockholder of record, you will be asked to provide the 16-digit control number from your Notice of Internet Availability or proxy card. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, follow the instructions from your broker, bank, or other agent.
The audio webcast of the Annual Meeting will begin promptly at 9:00 a.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Pacific Time, and you should allow reasonable time for the check-in procedures.
You are entitled to attend the Annual Meeting if you were a stockholder as of the close of business on April 14, 2025, the record date, or hold a valid proxy for the meeting. To be admitted to the Annual Meeting, you will need to visit www.virtualshareholdermeeting.com/SG2025 and enter the 16-digit Control Number found next to the label “Control Number” on your Notice of Internet Availability, proxy card, or voting instruction form, or in the email sending you the Proxy Statement. If you are a beneficial stockholder, you should contact the bank, broker, or other institution where you hold your account well in advance of the meeting if you have questions about obtaining your control number/ proxy to vote.
Whether or not you participate in the Annual Meeting, it is important that you vote your shares.
What if I cannot find my Control Number?
Please note that if you do not have your Control Number and you are a registered stockholder, you will be able to login as a guest. To view the meeting webcast visit www.virtualshareholdermeeting.com/SG2025 and register as a guest. If you login as a guest, you will not be able to vote your shares or ask questions during the meeting.
If you are a beneficial owner (that is, you hold your shares in an account at a bank, broker, or other holder of record), you will need to contact that bank, broker, or other holder of record to obtain your Control Number prior to the Annual Meeting.

Will a list of record stockholders as of the record date be available?
A list of our record stockholders as of the close of business on April 14, 2025, the record date, will be made available to stockholders during the meeting at www.virtualshareholdermeeting.com/SG2025. In addition, for the ten days ending the day prior to the Annual Meeting, the list will be available for examination by any stockholder of record for a legally valid purpose at our corporate headquarters during regular business hours. To access the list of record stockholders beginning ten days ending the day prior to the Annual Meeting and until the meeting, stockholders should email ir@sweetgreen.com.
Where can I get technical assistance if I am having trouble accessing the meeting or during the meeting?
If you have difficulty accessing the meeting or during the meeting, please refer to the technical support telephone number posted on the virtual meeting website login page, where technicians will be available to help you.
For the Annual Meeting, how do I ask questions of management and the Board?
Stockholders may submit questions relevant to the proposals to be voted on at the Annual Meeting through www.virtualshareholdermeeting.com/SG2025. Questions that are not relevant to the proposals to be voted on at the Annual Meeting will not be responded to during the Annual Meeting. We also plan to spend up to 15 minutes answering appropriate stockholder questions after the conclusion of the Annual Meeting and will include as many stockholder questions that comply with the rules of conduct for the Annual Meeting as the allotted time permits. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/SG2025.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 14, 2024 will be entitled to vote at the Annual Meeting. On the record date, there were 117,659,765 shares of common stock, consisting of 105,766,207 shares of our Class A common stock and 11,893,558 shares of our Class B common stock, outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If, on April 14, 2025, your shares were registered directly in your name with Sweetgreen’s transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return your vote by proxy over the telephone, vote by proxy through the Internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If, on April 14, 2025, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice should be forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent regarding how to vote the shares in your account. You must follow the instructions provided by your brokerage firm, bank, or other similar organization for your bank, broker, or other stockholder of record to vote your shares per your instructions. Alternatively, many brokers and banks provide the means to grant proxies or otherwise instruct them to vote your shares by telephone and via the Internet, including by providing you with a 16-digit control number via email or on your Notice or your voting instruction form. If your shares are held in an account with a broker, bank, or other stockholder of record providing such a service, you may instruct them to vote your shares by telephone (by calling the number provided in the proxy materials) or over the Internet as instructed by your broker, bank, or other stockholder of record. If you did not receive a 16-digit control number via email or on your Notice or voting instruction form, and you wish to vote prior to or at the virtual Annual Meeting, you must follow the instructions from your broker, bank, or other stockholder of record, including any requirement to obtain a valid legal proxy. Many brokers, banks, and other stockholders of record allow a beneficial owner to obtain a valid legal proxy either online or by mail, and we recommend that you contact your broker, bank, or other stockholder of record to do so.
What am I voting on?
There are three matters scheduled for a vote:
•Election of nine directors (Proposal 1).
•Ratification of selection by the Audit Committee of the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2025 (Proposal 2).
•Non-binding, advisory approval of the compensation of our named executive officers (Proposal 3).
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
For Proposal 1, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee to the Board that you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting on that matter.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the Annual Meeting or you may vote by proxy over the telephone, through the Internet, or using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote at the Annual Meeting even if you have already voted by proxy. This is only required if you want to change your original vote, since votes will not be double counted.
•To vote during the Annual Meeting, if you are a stockholder of record as of the record date, follow the instructions at www.virtualshareholdermeeting.com/SG2025. You will need to enter the 16-digit Control Number found on your Notice of Internet Availability, or Notice you receive or in the email sending you the Proxy Statement.
•To vote prior to the Annual Meeting (until 11:59 p.m. Eastern Time on June 11, 2025), you may vote via the Internet, by telephone, or by completing and returning their proxy card or voting instruction form that may have been delivered to you, as described below.
◦To vote using the proxy card, simply complete, sign, and date the proxy card that may have been delivered to you and return it promptly in the envelope provided. If you return your signed proxy card and it is received before the Annual Meeting, we will vote your shares as you direct.
◦To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Control Number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time, June 11, 2025 to be counted.
◦To vote through the Internet prior to the Annual Meeting, go to www.proxyvote.com and follow the instructions to submit your vote on an electronic proxy card. You will be asked to provide the Control Number from the Notice. Your Internet vote must be received by 11:59 p.m. Eastern Time on June 11, 2025 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Sweetgreen. You must follow these instructions for your bank, broker, or other stockholder of record to vote your shares per your instructions. Alternatively, many brokers and banks provide the means to grant proxies or otherwise instruct them to vote your shares by telephone and via the Internet, including by providing you with a 16-digit control number via email or on your Notice of Availability or your voting instruction form. If your shares are held in an account with a broker, bank, or other stockholder of record providing such a service, you may instruct them to vote your shares by telephone (by calling the number provided in the proxy materials) or over the Internet as instructed by your broker, bank, or other stockholder of record. If you did not receive a 16-digit control number via email or on your Notice of Availability or voting instruction form, and you wish to vote prior to or at the virtual Annual Meeting, you must follow the instructions from your broker, bank, or other stockholder of record, including any requirement to obtain your 16-digit control number. Many brokers, banks, and other stockholders of record allow a beneficial owner to obtain their 16-digit control number either online or by mail, and we recommend that you contact your broker, bank, or other stockholder of record to do so.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
How many votes do I have?
Each share of Class A common stock you owned as of April 14, 2025 is entitled to one vote on each proposal and each share of Class B common stock you owned as of April 14, 2025 is entitled to ten votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet, or online at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all nine nominees for director, “For” the ratification of the selection by the Audit Committee of the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2025, and “For” the non-binding, advisory vote on the compensation of our named executive officers. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using their best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank, or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (“NYSE”), brokers, banks, and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposal 1 and Proposal 3 are considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. Proposal 2 is considered to be a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.

If you are a beneficial owner of shares held in street name, and you do not plan to attend the Annual Meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank, or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
Sweetgreen will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by email, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the Internet.
•You may send a timely written notice that you are revoking your proxy to Sweetgreen’s Secretary at 3102 36th Street, Los Angeles, CA 90018. Such notice will be considered timely if it is received at the indicated address by the close of business on the business day one week preceding the date of the Annual Meeting.
•You may attend the Annual Meeting and vote online. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank, or other agent, you should follow the instructions provided by your broker, bank, or other agent.
When are stockholder proposals and director nominations due for next year’s annual meeting of stockholders?
With respect to proposals to be included in next year’s proxy materials, your proposal must be submitted in writing by December 31, 2025 to Sweetgreen, Inc. at the Company’s principal executive offices, Attention: Secretary, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
With respect to proposals (including director nominations) not to be included in next year’s proxy materials pursuant to Rule 14a-8 of the Exchange Act, our amended and restated bylaws provide that your proposal must be submitted in writing between February 12, 2026 and March 14, 2026 to Sweetgreen, Inc. at the Company’s principal executive offices, Attention: Secretary, and must comply with the requirements in our amended and restated bylaws, provided, however, that if our 2026 Annual Meeting of Stockholders is held before May 13, 2026 or after July 12, 2026, then the proposal must be received by us no earlier than 120 days prior to such annual meeting and no later than the later of (i) 90 days prior to the date of such annual meeting and (ii) the 10th day following the day on which public announcement of the date of such annual meeting is first made by us.

In addition, stockholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must also comply with the requirements of Rule 14a-19 under the Exchange Act.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for Proposal 1 to elect directors, votes “For,” “Withhold,” and broker non-votes; and for Proposal 2 and Proposal 3, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions are not applicable with respect to Proposal 1. Abstentions will have the same effect as “Against” votes for Proposal 2 and Proposal 3. Broker non-votes on Proposals 1 and 3 will have no effect and will not be counted towards the vote total. Proposal 2 is considered a “routine” matter and, accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank, or other agent that holds your shares, your broker, bank, or other agent has discretionary authority to vote your shares on Proposal 2.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to their broker, bank, or other securities intermediary holding their shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank, or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposal 1 and Proposal 3 are considered to be “non-routine” under NYSE rules and we therefore expect broker non-votes to exist in connection with those proposals. Proposal 2 is a “routine” matter and therefore broker non-votes are not expected to exist in connection with that proposal.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank, or other agent by the deadline provided in the materials you receive from your broker, bank, or other agent.
How many votes are needed to approve each proposal?
For Proposal 1, the election of directors, the nine nominees receiving the most “FOR” votes from the holders of shares present in person, by remote communication, or represented by proxy at the meeting and entitled to vote on the election of directors will be elected. Only votes “FOR” will affect the outcome. Broker non-votes will have no effect.
To be approved, Proposal 2, ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2025, must receive “FOR” votes from the holders of a majority of the voting power of the shares present in person, by remote communication, or represented by proxy at the meeting and entitled to vote on the subject matter. If you “Abstain” from voting on this proposal, it will have the same effect as an “Against” vote on this proposal.
For Proposal 3, the approval, on an advisory basis, of the compensation of our named executive officers will be obtained if such proposal receives “FOR” votes from the holders of a majority of the voting power of the shares present in person, by remote communication, or represented by proxy at the meeting and entitled to vote on the subject matter. If you “Abstain” from voting on this proposal, it will have the same effect as an “Against” vote on this proposal. Broker non-votes will have no effect.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote at the Annual Meeting are present in person, by remote communication, or by proxy.
Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or the holders of a majority of the voting power of the shares present at the Annual Meeting or represented by proxy and entitled to vote may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?
Final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1: ELECTION OF DIRECTORS
Board and Corporate Governance Highlights
The Nominating, Environmental, Social and Governance Committee of the Board (the “NESG Committee”) seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise, and high-level management experience necessary to oversee and direct our business. To that end, the NESG Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment, share our mission and vision, and possess other qualities that the NESG Committee views as critical to the effective functioning of the Board. To provide a mix of experience and perspective on the Board, the NESG Committee also takes into account a diversity of personal background, perspective, skills, and experience. Through their work, we have assembled a Board composed of members with diverse backgrounds, skills, and experience, and we believe this diversity contributes to an effective and well-balanced Board that is able to provide valuable insight into, and effective oversight of, our senior management team.
General
Sweetgreen’s Board currently consists of nine directors. On March 26, 2025, Valerie Jarrett, who has served as a member of our Board since August 2020, and Youngme Moon, who has served as a member of our Board since November 2016, each gave notice to the Board of an intention not to stand for re-election at the Annual Meeting. On March 28, 2025, at the recommendation of the NESG Committee, the Board nominated for re-election at the Annual Meeting each of our current directors other than Mses. Jarrett and Moon, and also nominated Dawn Ostroff and Montgomery Moran for election to the Board at the Annual Meeting. Ms. Ostroff and Mr. Moran were initially identified as potential director nominees by our Chief Executive Officer. Accordingly, the Board has nominated nine individuals for election to the Board at the Annual Meeting, and seven of those nine nominees have previously been elected by our stockholders. Each director that is elected and qualified will hold office until the next annual meeting of stockholders and until their successor is elected, or, if sooner, until the director’s death, resignation, or removal. It is our policy to encourage directors to attend each annual meeting of stockholders.
Directors are elected by a plurality of the votes cast. Accordingly, the nine nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Sweetgreen. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
Nominees
The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes, or skills of each nominee that led the NESG Committee to recommend that person as a nominee for director, as of April 17, 2025. Each of the members of the NESG Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.
Neil Blumenthal. Mr. Blumenthal, age 44, has served as a member of our Board since April 2018. Since February 2010, Mr. Blumenthal has served as the Co-Chief Executive Officer at Warby Parker, a direct-to-consumer lifestyle brand focused on vision for all, which he co-founded. Mr. Blumenthal also serves on the boards of directors for Allbirds and Warby Parker, and for the following the non-profit organizations: Warby Parker Impact Foundation, the Partnership Fund for New York City, Tech:NYC, and Robin Hood Foundation. He is also a General Partner of Good Friends, LLC, a venture capital firm. He holds a B.A. from Tufts University and a M.B.A. from The Wharton School of the University of Pennsylvania. We believe Mr. Blumenthal is qualified to serve on our Board due to his experience in the consumer product and technology industries as a founder and executive officer.

Julie Bornstein. Ms. Bornstein, age 55, has served as a member of our Board since May 2021. Since July 2023, Ms. Bornstein has served as co-founder and Chief Executive Officer of Daydream, a venture-backed startup. From January 2023 to June 2023, Ms. Bornstein served as an advisor to, and until January 2023 served as an executive at, Pinterest, following its acquisition of THE YES, a personalized shopping app company that Ms. Bornstein founded and where she served as the founder and Chief Executive Officer from January 2018 until it was acquired by Pinterest in June 2022. She served as the Chief Operating Officer of Stitch Fix, a personal style service and online retailer, from March 2015 to September 2017. Previously, Ms. Bornstein served as Chief Marketing Officer and Chief Digital Officer of Sephora LVMH from August 2007 to March 2015. She has also served as a member of the board of directors of Redfin Corporation and WW International since October 2016 and February 2019, respectively. Ms. Bornstein holds a B.A. and an M.B.A. from Harvard University. We believe Ms. Bornstein is qualified to serve on our Board due to her experience in the consumer product and technology industries as a founder and executive officer.
Cliff Burrows. Mr. Burrows, age 65, has served as a member of our Board since June 2020. Since April 2022, Mr. Burrows has served as Executive Advisor to the Chief Executive Officer of Starbucks Corporation, a multinational coffee company. From April 2001 to January 2020, Mr. Burrows served in various executive roles at Starbucks. He served as Group President, Siren Retail business from October 2016 to January 2020, as Group President, U.S. & America segment from September 2011 to October 2016, and as President of Starbucks U.S. from March 2008 to September 2011. We believe Mr. Burrows is qualified to serve on our Board due to his extensive experience in the restaurant industry as an executive officer.
Nicolas Jammet. Mr. Jammet, age 40, is one of our founders and has served in various executive roles since our inception, most recently as our Chief Concept Officer since December 2017. Mr. Jammet has also served as our Secretary since December 2020 and as a member of our Board since October 2009. As Chief Concept Officer, Mr. Jammet is responsible for overseeing our culinary department. From October 2009 to June 2014, Mr. Jammet served as our President, and from June 2014 to December 2017, Mr. Jammet served as our Co-Chief Executive Officer. He holds a B.S. from Georgetown University’s McDonough School of Business. We believe Mr. Jammet is qualified to serve on our Board due to the perspective and experience he brings as one of our founders and our Chief Concept Officer.
Montgomery Moran. Mr. Moran, age 58, has been nominated to begin serving on our Board in June 2025. From March 2005 to December 2016, Mr. Moran served in various executive roles at Chipotle Mexican Grill, including serving as Co-Chief Executive Officer starting in January 2009. Prior to joining Chipotle, Mr. Moran was the head of litigation and then managing partner and Chief Executive Officer at the Denver-based law firm of Messner and Reeves, which he led for ten years. Mr. Moran holds a B.A. from the University of Colorado Boulder and a J.D. from Pepperdine University. We believe Mr. Moran is qualified to serve on our Board due to his experience in the restaurant industry and as an executive officer.
Jonathan Neman. Mr. Neman, age 40, is one of our founders and has served in various executive roles since our inception, most recently as our President since February 2018 and Chief Executive Officer since December 2017. Mr. Neman has served as a member of our Board since October 2009. Prior to his roles as President and Chief Executive Officer, Mr. Neman served as our Co-Chief Executive Officer from October 2009 to December 2017. He holds a B.S. from Georgetown University’s McDonough School of Business. We believe Mr. Neman is qualified to serve on our Board due to the perspective and experience he brings as one of our founders and our Chief Executive Officer.
Dawn Ostroff. Ms. Ostroff, age 65, has been nominated to begin serving on our Board in June 2025. From August 2018 to April 2023, Ms. Ostroff served as the Chief Content & Advertising Business Officer at Spotify Technology, where she oversaw all global content, content operations, and advertising revenue for the company. Prior to her role at Spotify, Ms. Ostroff held executive leadership roles at Condé Nast Entertainment, The CW Network, Lifetime Entertainment Services, and United Paramount Network (UPN). Ms. Ostroff currently serves as a member of the board of directors of Mattel and as a member of the New York University Faculty of Arts & Science Board, and she previously served on the board of directors of Paramount Global, Activision Blizzard, and Westfield Corporation. We believe Ms. Ostroff is qualified to serve on our Board due to her extensive experience in the media and advertising industries and as an executive officer.

Nathaniel Ru. Mr. Ru, age 39, is one of our founders and has served in various executive roles since our inception, most recently as our Chief Brand Officer since December 2017. Mr. Ru has also served as our Treasurer since December 2020 and as a member of our Board since October 2009. From October 2009 to December 2017, he served as our Co-Chief Executive Officer. He holds a B.S. from Georgetown University’s McDonough School of Business. We believe Mr. Ru is qualified to serve on our Board due to the perspective and experience he brings as one of our founders and our Chief Brand Officer.
Bradley Singer. Mr. Singer, age 58, has served as a member of our Board since January 2021. From January 2015 to December 2021, Mr. Singer served as Chief Operating Officer of ValueAct Capital, an investment company. He also served as an investment partner of ValueAct Capital from May 2012 to June 2021. From July 2008 to March 2012, he served as Senior Executive Vice President and Chief Financial Officer of Discovery Communications, and from December 2001 to June 2008, he served as the Chief Financial Officer and Treasurer of American Tower Corporation. Mr. Singer serves on the boards of directors of Crown Castle, Redfin Corporation, and Warby Parker, and previously served on the boards of directors of Citizens Communication Corporation, Martha Stewart Living Omnimedia, Motorola Solutions, and Rolls-Royce Holdings. Mr. Singer holds a B.S. from the University of Virginia and a M.B.A. from Harvard Business School. We believe Mr. Singer is qualified to serve on our Board due to his extensive experience in the technology and consumer industries as an executive officer.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.
Independence of the Board
As required under the NYSE listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director nominee, or any of their family members, and Sweetgreen, its senior management, and its independent auditors, the Board has affirmatively determined that the following nominees are independent within the meaning of the applicable NYSE listing standards: Mr. Blumenthal, Ms. Bornstein, Mr. Burrows, Mr. Moran, Ms. Ostroff, and Mr. Singer. In making this determination, the Board found that none of these nominees had a material or other disqualifying relationship with Sweetgreen. The Board also affirmatively determined that Ms. Jarrett and Ms. Moon, who are currently members of the Board but have notified the Board of their intentions to not stand for re-election at the Annual Meeting, are independent within the meaning of the applicable NYSE listing standards. Messrs. Neman, Jammet, and Ru are not independent due to their employment with Sweetgreen.
Board Leadership Structure
Our Board is currently chaired by our President and Chief Executive Officer, Mr. Neman, and Mr. Burrows currently serves as lead independent director.
We believe that combining the positions of Chief Executive Officer and Board Chair helps to ensure that the Board and management act with a common purpose. In our view, separating the positions of Chief Executive Officer and Board Chair has the potential to give rise to divided leadership, which could interfere with good decision-making and weaken our ability to develop and implement strategy. Instead, we believe that combining the positions of Chief Executive Officer and Board Chair provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined Chief Executive Officer/Board Chair is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. We also believe that it is advantageous to have a Board Chair with an extensive history with, and knowledge of, Sweetgreen (as is the case with Mr. Neman, who is one of our co-founders) as compared to a relatively less informed independent Board Chair.

The Board first appointed Mr. Burrows as the lead independent director in 2021 to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer/Board Chair: the lead independent director is empowered to, among other duties and responsibilities, preside over Board meetings in the absence of the Board Chair, act as liaison between the Board Chair and the independent directors, preside over meetings of the independent directors, and consult with the Board Chair in planning and setting schedules and agendas for Board meetings to be held during the year. As a result, we believe that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, we believe that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Board Chair, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors. In light of Mr. Neman’s extensive history with, and knowledge of, Sweetgreen, and because the Board’s lead independent director is empowered to play a significant role in the Board’s leadership and in reinforcing the independence of the Board, we believe that it is advantageous for Sweetgreen to combine the positions of Chief Executive Officer and Board Chair.
Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for Sweetgreen. In connection with its reviews of the operations of our business, our full Board addresses holistically the primary risks associated with our business, including periodic meetings with our food safety and cybersecurity personnel to review food safety and cybersecurity risks, respectively. Our Board shares with our Audit Committee the responsibility of assessing and mitigating food safety and cybersecurity risks, including related data privacy risks. Our Board appreciates the evolving nature of our business and industry and is actively involved in monitoring new threats and risks as they emerge. Further, our Board has been closely monitoring recent uncertain economic conditions in the U.S. and related risk mitigation strategies.
Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements (which includes a quarterly review of litigation and whistleblower complaints), in addition to oversight of the performance of our internal audit function. Audit Committee responsibilities also include shared oversight with our full Board over food safety, information security, and cybersecurity risk management. Our full Board and our Audit Committee plan to each meet once annually with our senior food safety personnel and with our senior security and business personnel responsible for cybersecurity risk management, and receive periodic reports from the heads of food safety and cybersecurity risk management, as well as reports on significant food safety and cybersecurity incidents as they arise. Our NESG Committee monitors the effectiveness of our corporate governance guidelines and code of business conduct and ethics and oversees our ESG practices and strategies. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking as well as overseeing our succession planning for our management team. Each of our standing committees typically provides a report to our Board at each regularly scheduled Board meeting.
Information Regarding Meetings and Committees of the Board
The Board met four times during fiscal year 2024. Each Board member attended 75% or more of the aggregate number of fiscal year 2024 meetings of the Board and of the committees on which they served.
When our independent/non-management directors meet during Board meetings in regularly scheduled executive sessions at which only non-management/independent directors are present, Mr. Burrows, our lead independent director, presides over such executive sessions.
The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating, Environmental, Social and Governance Committee. The Board intends to review and update the composition of one or more of its committees immediately after the Annual Meeting and in consideration of Ms. Jarrett’s and Ms. Moon’s departures from the Board and, if applicable, the election of Ms. Ostroff and Mr. Moran to the Board. The following table provides Board membership information as of the date of this proxy statement, including for each of the Board committees:

Name	Audit	Compensation	Nominating, Environmental, Social and Governance
Neil Blumenthal		●
Julie Bornstein	●		●
Cliff Burrows**	●	●*
Nicolas Jammet
Valerie Jarrett			●*
Youngme Moon		●	●
Jonathan Neman
Nathaniel Ru
Bradley Singer	●*
______________________
* Committee Chairperson
** Lead Independent Director
In fiscal year 2024, the Audit Committee met five times, the Compensation Committee met six times, and the NESG Committee met three times.
Below is a description of each standing committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate, to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NYSE rules and regulations regarding “independence” and each member is free of any relationship that would impair their individual exercise of independent judgment with regard to Sweetgreen.
Audit Committee
Our Audit Committee currently consists of Julie Bornstein, Cliff Burrows, and Bradley Singer. Our Board has determined that each member of the Audit Committee satisfies the independence requirements under NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act and that Bradley Singer is an “audit committee financial expert” within the meaning of SEC regulations. The current chair of our Audit Committee is Mr. Singer. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The principal duties and responsibilities of our Audit Committee include, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•helping to maintain and foster an open avenue of communication between management and the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•reviewing our policies on risk assessment and risk management, including but not limited to those related to food safety and cybersecurity risks, and overseeing our compliance program;
•reviewing related party transactions;
•obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and
•approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.
The Board has adopted a written Audit Committee charter that is available to stockholders on our website at investor.sweetgreen.com.
Report of the Audit Committee of the Board of Directors(1)
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 29, 2024 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2024.
Bradley Singer, Chair
Julie Bornstein
Cliff Burrows
(1) The material in this report is not “soliciting material,” is not deemed “filed” with the Commission, and is not to be incorporated by reference in any filing of Sweetgreen, Inc. under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
Our Compensation Committee currently consists of Neil Blumenthal, Cliff Burrows, and Youngme Moon. The current chair of our Compensation Committee is Mr. Burrows. Our Board has determined that each member of the compensation committee is independent under NYSE listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The principal duties and responsibilities of our Compensation Committee include, among other things:
•reviewing and establishing general policies relating to compensation and reviewing our overall compensation philosophy;
•reviewing and approving, or recommending that our Board approve, incentive compensation and equity plans;
•reviewing and approving, either as a committee or together with the other independent directors, as directed by the Board, the corporate goals and objectives relevant to our Chief Executive Officer’s compensation and determining and approving our Chief Executive Officer’s compensation;

•reviewing and approving, or recommending that our Board approve, the individual and corporate performance goals and objectives relevant to compensation of our other executive officers, evaluating the performance of our other executive officers, taking into account the recommendations of our Chief Executive Officer, and approving (or making recommendations to the Board for approval of) their compensation;
•administering our equity and non-equity incentive plans;
•reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives;
•reviewing and evaluating succession plans for our executive officers;
•overseeing policies and strategies relating to human capital management;
•establishing, approving, modifying, and overseeing compensation clawbacks and similar policies, and any required recoupment and disclosure;
•approving the retention of compensation consultants and outside service providers and advisors; and
•reviewing and recommending to our Board the compensation of our directors.
The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at investor.sweetgreen.com.
Compensation Committee Interlocks and Insider Participation
As noted above, our Compensation Committee currently consists of Mr. Blumenthal, Mr. Burrows, and Ms. Moon. None of the members of the Compensation Committee are currently or have been at any time an officer or employee of Sweetgreen. None of our executive officers currently serve, or have served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.
Compensation Committee Report(1)
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2024.
Cliff Burrows, Chair
Neil Blumenthal
Youngme Moon
(1) The material in this report is not “soliciting material,” is not deemed “filed” with the Commission, and is not to be incorporated by reference in any filing of Sweetgreen, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Nominating, Environmental, Social and Governance Committee
Our NESG Committee currently consists of Julie Bornstein, Valerie Jarrett, and Youngme Moon. The current chair of our NESG Committee is Ms. Jarrett. Our Board has determined that each member of the NESG Committee is independent under the NYSE listing standards.
The NESG Committee’s responsibilities include, among other things:

•identifying, evaluating, and recommending that our Board approve nominees for appointment, election, or reelection to our Board and its committees;
•approving the retention of director search firms;
•evaluating the performance of our Board and of individual directors;
•considering and making recommendations to our Board regarding the composition of our Board and its committees;
•overseeing our environmental, social, and governance practices, strategy, initiatives, and policies;
•reviewing and making determinations regarding potential conflicts of interest;
•periodically reviewing and assessing our written Corporate Governance Guidelines, the Code of Business Conduct and Ethics, and other governance documents, and monitoring compliance with our Corporate Governance Guidelines and our Code of Business Conduct and Ethics.
•evaluating the adequacy of our corporate governance practices and reporting; and
•overseeing an annual evaluation of the Board’s performance and the performance of its committees.
The Board has adopted a written NESG Committee charter that is available to stockholders on our website at investor.sweetgreen.com.
Our NESG Committee will consider director candidates recommended by stockholders so long as such recommendations comply with our amended and restated certificate of incorporation, our amended and restated bylaws, and applicable laws, rules, and regulations, including those promulgated by the SEC. The NESG Committee does not intend to alter the manner in which it evaluates a candidate for nomination to the Board based on whether or not the candidate was recommended by a stockholder. This process is designed to ensure that our Board includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should deliver a written recommendation to the Secretary, Sweetgreen, Inc., at the Company’s principal executive offices, with a copy sent via email to ir@sweetgreen.com. To be timely for the 2026 Annual Meeting of Stockholders, nominations must be received by our Secretary observing the same deadlines for stockholder proposals discussed above under “When are stockholder proposals and director nominations due for next year’s annual meeting of stockholders?” Recommendations should include the candidate’s name, home and business contact information, detailed biographical data and relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company, and evidence of the recommending stockholder’s ownership of the Company’s capital stock. The recommendation should also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership.
Stockholder Engagement and Communications with the Board of Directors
Our relationship with our stockholders is an important part of our corporate governance program. Engaging with stockholders helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices, or other aspects of our operations. Our stockholder and investor outreach includes investor road shows, analyst meetings, and investor and industry conferences. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases, and our website. Our webcasts for quarterly earnings releases are open to all. These webcasts are available in real time and are archived on our website for a period of time.
Stockholders and other interested parties wishing to communicate with the Board or an individual director may send a written communication to the Board or such director c/o Sweetgreen, Inc., 3102 36th Street, Los Angeles, CA 90018, Attn: Secretary, with a copy sent via email to ir@sweetgreen.com. The Secretary will review each communication. The Secretary will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening, or similarly inappropriate, in which case the Secretary shall discard the communication.
Code of Ethics
We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all officers, directors, employees, consultants, and contractors of the Company. The Code of Conduct is available on our website at investor.sweetgreen.com in the Governance section under “Governance Documents.” If we make any substantive amendments to our Code of Conduct or grant any of our directors or executive officers any waiver, including any implicit waiver, from a provision of our Code of Conduct, we will disclose the nature of the amendment or waiver on our website or in a Current Report on Form 8-K.
Corporate Governance Guidelines
Our Board has documented our governance practices by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection including diversity, board meetings, and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at investor.sweetgreen.com in the Governance section under “Governance Documents.”
Stock Ownership Guidelines
Our Board adopted stock ownership guidelines for non-employee directors in February 2024 to promote the ongoing alignment of our non-employee directors with the interests of the Company’s stockholders and to further promote the Company’s commitment to sound corporate governance. These guidelines require directors who are not Company employees to own a certain amount of the Company’s common stock. Our Board amended the stock ownership guidelines in March 2025 (as amended, the “Stock Ownership Guidelines”) to also include stock ownership requirements for our executive officers and for directors who are Company employees. Each non-employee director who joined the Board prior to February 13, 2024 is required to comply with the Stock Ownership Guidelines as of the later of (a) February 13, 2024 and (b) the end of the calendar year that contains the fifth-year anniversary of the date on which that director joined our Board. Each of the other participants is required to comply with the Stock Ownership Guidelines as of the later of (1) December 31, 2030 and (2) the end of the calendar year that contains the fifth-year anniversary of the date on which such individual first became a director or an executive officer of the Company.
Pursuant to the Stock Ownership Guidelines, each non-employee director must own an amount of the Company’s common stock that is equal to five times the amount of that director’s annual cash retainer for service on the Board (the “Annual Retainer”). The Annual Retainer excludes any additional amounts received for service on a Board committee or for service as the Board’s lead independent director. With respect to our executive officers and our directors who are also Company employees, our chief executive officer must own an amount of the Company’s common stock that is equal to six times the amount of that individual’s annual base salary rate, each director who is also a Company employee must own an amount of the Company’s common stock that is equal to five times the amount of that individual’s annual base salary rate, and each executive officer must own an amount of the Company’s common stock that is equal to two times the amount of that individual’s annual base salary rate. For individuals that fall into more than one of the three categories identified in the foregoing sentence, the highest stock ownership requirement will apply. Further, if any such individual received an annual base salary and an Annual Retainer, the greater of the two will be used when calculating that individual’s stock ownership requirement.
Ms. Moon and Mr. Blumenthal were the only individuals required to comply with, and each of them satisfied, the stock ownership requirement for 2024.

Insider Trading Policy and Hedging Policy
We have adopted an insider trading policy (our “Insider Trading Policy”) and procedures that govern the purchase, sale, and other dispositions of our securities by our directors, officers, and employees. We believe our Insider Trading Policy and procedures are reasonably designed to promote compliance with insider trading laws, rules, and regulations and applicable listing standards. In addition, it is the Company’s practice to comply with the applicable laws and regulations relating to insider trading. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 29, 2024 (our “2024 Form 10-K”).
Our Insider Trading Policy prohibits directors, officers, and other employees from engaging in derivatives securities or hedging transactions, including prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities and the risks associated with holding our common stock. Our Insider Trading Policy also prohibits trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options and other compensatory equity awards issued by us), as well as holding our common stock in margin accounts. Additionally, our Insider Trading Policy prohibits pledging securities as collateral for a loan without prior approval from our Board and pre-clearance from the Chief Legal Officer. In fiscal year 2022, the Board adopted a policy to permit pledges of Company securities (exclusive of unvested securities) as collateral by our founders, subject to a reasonable cap and other limitations. See “Security Ownership of Certain Beneficial Owners and Management” below for information regarding shares pledged by one of our founders as of April 1, 2025.
Non-Employee Director Compensation
The following table shows for the fiscal year ended December 29, 2024 certain information with respect to the compensation of our non-employee directors:

Name(1)	Fees earned or paid in cash ($)	Stock Awards ($)(2)(3)	Total ($)
Neil Blumenthal	$50,000	$218,480	$268,480
Julie Bornstein	$50,000	$218,480	$268,480
Cliff Burrows	$85,000	$218,480	$303,480
Valerie Jarrett	$60,000	$218,480	$278,480
Youngme Moon	$50,000	$218,480	$268,480
Bradley Singer	$70,000	$218,480	$288,480
______________________
(1) The aggregate number of shares subject to outstanding stock options held by each director listed in this table as of December 29, 2024 was as follows: 50,000 for Ms. Bornstein and 50,000 for Mr. Singer.
(2) The amounts reported here do not reflect the actual economic value realized by our directors. In accordance with SEC rules, this column represents the grant date fair value of shares underlying restricted stock units, calculated in accordance with Financial Accounting Standard Board Accounting Standards Codification, Topic 718 (“ASC Topic 718”).
(3) The aggregate number of shares subject to outstanding restricted stock units held by each director listed in this table as of December 29, 2024 was as follows: 10,417 for Mr. Blumenthal, 10,417 for Mr. Burrows, and 10,417 for Ms. Jarrett.
Mr. Neman, our President and Chief Executive Officer and Chair of our Board, Mr. Jammet, our Chief Concept Officer and a member of our Board, and Mr. Ru, our Chief Brand Officer and a member of our Board, do not receive any additional compensation for their service on the Board. Mr. Neman's compensation as a named executive officer is set forth below under the section title, “Executive Compensation—Fiscal Year 2024 Summary Compensation Table” (the “Summary Compensation Table”). Mr. Ru ceased to serve as an executive officer as of December 30, 2024, but has continued as an employee. Since December 30, 2024, Mr. Ru has received an annual base salary of $375,000 and he is eligible for a target bonus of 50% of the total base salary that he earns for the 2025 calendar year.

Non-Employee Director Compensation Policy
Our Board adopted a non-employee director compensation policy in September 2021 that became effective in November 2021. Our Compensation Committee reviews the compensation of our non-employee directors periodically and recommends changes to our Board when it deems appropriate. To assist with our Compensation Committee’s and our Board’s review, our Compensation Committee’s external compensation consultant prepares a comprehensive annual assessment of our non-employee director compensation program. The assessment includes benchmarking director compensation against the same peer group used for executive compensation decision-making, an update on recent trends in director compensation, and a review of related corporate governance best practices. We target compensation for service on our board and committees within the competitive range of companies in our peer group. This compensation policy provides that each such non-employee director will receive the following compensation for service on our board of directors:
•an annual cash retainer of $50,000 for eligible directors;
•an annual cash retainer of $70,000 for service as lead independent director (in lieu of the regular annual retainer described above);
•additional cash retainers of $20,000 for service as the chair of the Audit Committee, $15,000 for service as the chair of the Compensation Committee, and $10,000 for service as the chair of the NESG Committee;
•an annual, fully vested restricted stock unit award granted at each annual meeting of our stockholders to each non-employee director serving on such date, with a value equal to $200,000 (the “Annual RSUs”); and
•for a non-employee director joining our board of directors after an annual meeting, a fully vested restricted stock unit award having a value equal to $200,000 multiplied by the applicable percentage based on the fiscal quarter of such non-employee director’s start date as follows: (i) 75% if the start date is in the third fiscal quarter of the year in which the annual meeting occurred, (ii) 50% if the start date is in the fourth fiscal quarter of such year, and (iii) 25% if the start date is in the first fiscal quarter of the following year. If the start date is in the second fiscal quarter of the year following such annual meeting, no grant shall be provided until the full $200,000 grant at the next annual meeting as described above.
Pursuant to the non-employee director compensation policy, the compensation described above is subject to the limits on non-employee director compensation set forth in the Company’s 2021 Equity Incentive Plan (the “2021 Plan”). Each of the restricted stock unit awards described above have been and, with respect to the 2025 award, are expected to be, granted under our 2021 Plan.
We have also adopted a deferral program which allows non-employee directors to defer receipt of shares that may vest under future Annual RSUs until the earlier to occur of the following dates/events (a) the 30-day period commencing on January 1st of a future calendar year, (b) within the 30th day following a separation from service, (c) the date a Change in Control as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or (d) the 30th day following such director’s death or disability as defined in Section 409A.
We will also continue to reimburse each non-employee director for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board and committee meetings.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2025 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements since 2012. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain Deloitte & Touche LLP Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our and our stockholders’ best interests.
The affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, or represented by proxy and entitled to vote on the subject matter at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to Sweetgreen for the fiscal years ended December 29, 2024 and December 31, 2023 by Deloitte & Touche LLP, our principal accountant.

	Fiscal Year Ended
	December 29, 2024	December 31, 2023
	(in thousands)	(in thousands)
Audit Fees(1)	$1,493	$1,373
Tax Fees(2)	$95	$125
All Other Fees(3)	$2	$2
Total Fees	$1,590	$1,500
______________________
(1)    “Audit Fees” consist of fees in connection with the audit of our annual consolidated financial statements, including the audited financial statements presented in our Annual Reports on Form 10-K and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings for those fiscal years.
(2)    “Tax Fees” consist of fees in connection with tax studies and tax advisory services.
(3)    “All Other Fees” consist of subscription fees for use of a Deloitte research tool.
All fees incurred in fiscal years 2023 and 2024 were pre-approved by our Audit Committee.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services, up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders are being asked to approve, in an advisory, non-binding vote, the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion. In considering their vote, we urge stockholders to review the information on our compensation policies and decisions regarding the named executive officers presented in the “Executive Compensation—Compensation Discussion and Analysis” section on pages 23 through 34 below.
This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding. Although this resolution is non-binding, the Board and the Compensation Committee value the opinions of our stockholders and will review and consider the voting results when making future compensation decisions for our named executive officers. In 2023, our stockholders approved the Board and management recommendation that we solicit a say-on-pay vote on an annual basis. Our Board has adopted a policy that is consistent with that preference and, accordingly, we intend to hold a say-on-pay vote annually. A “say-on-frequency” vote is required every six years, and as such, our next say-on-frequency vote is expected to be in 2029.
We believe that our compensation components provide a reasonable balance of base salary, annual performance bonus, and long-term equity-based incentive compensation that is closely aligned with the Company’s overall performance. The Company aims to provide executive officers with a reasonable level of security through base salary and benefits, while rewarding them through cash and equity-based incentive compensation to achieve business objectives and create stockholder value. We believe that each of our compensation components is integral to attracting, retaining, and rewarding qualified named executive officers.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

EXECUTIVE OFFICERS
The following table sets forth certain information with respect to our current executive officers as of April 17, 2025.

Name	Age	Position(s)
Jonathan Neman	40	President, Chief Executive Officer, and Chair of our Board
Nicolas Jammet	40	Chief Concept Officer and Director
Mitch Reback	69	Chief Financial Officer
Jonathan Neman. Biographical information for Mr. Neman is included above with the director biographies under the caption “Nominees.”
Nicolas Jammet. Biographical information for Mr. Jammet is included above with the director biographies under the caption “Nominees.”
Mitch Reback. Mr. Reback has served as our Chief Financial Officer since May 2015. From July 2014 to May 2015, Mr. Reback consulted for various consumer product companies. From January 2013 to June 2014, he served as Chief Financial Officer at Drybar, a haircare company. From 1996 to 2012, he served as Chief Financial Officer at the Neutrogena Company, a personal care company. He holds a B.A. from the University of California, Los Angeles and a M.B.A. from the University of Southern California.
Each executive officer serves at the discretion of our Board and holds office until their successor is duly elected and qualified or until their earlier resignation or removal.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
This Compensation Discussion and Analysis describes our executive compensation policies and how and why our Compensation Committee arrived at specific compensation decisions for the fiscal year ending December 29, 2024 for the individuals who served as our principal executive officer, principal financial officer, and three other most highly compensated executive officers as of December 29, 2024, referred to as our “named executive officers” for fiscal year 2024. Those named executive officers, and their positions, were as follows:

Name	Position(s)
Jonathan Neman	President, Chief Executive Officer, and Chair of our Board
Mitch Reback	Chief Financial Officer
Rossann Williams*	Chief Operating Officer (former)
Wouleta Ayele**	Chief Technical Officer
Adrienne Gemperle**	Chief People Officer
______________________
* Ms. Williams served as our Chief Operating Officer until her employment with the Company ended on April 16, 2025.
** As of December 30, 2024, the first day of our 2025 fiscal year, the Board determined that Mses. Ayele and Gemperle did not qualify as executive officers as defined by Rule 3b-7 of the Securities Exchange Act of 1934, as amended.
2024 Financial and Business Highlights
Our fiscal year 2024 financial results exceeded our initial expectations, which we largely attribute to our menu innovation, technology, and overall guest experience. Fiscal year 2024 marks the first full fiscal year in the Company’s public company history with positive Adjusted EBITDA1. We believe our 2024 results reflect that the Company continues to execute on its mission to redefine—and lead—the fast food of the future. Financial highlights for our 2024 fiscal year include:
•Total revenue was $676.8 million versus $584.0 million in the prior fiscal year, an increase of 16%.
•Same-Store Sales Change1 was 6%, versus Same-Store Sales Change of 4% in the prior fiscal year.
•Restaurant-Level Profit1 was $132.9 million and Restaurant-Level Profit Margin1 was 20%, versus Restaurant-Level Profit of $101.9 million and Restaurant-Level Profit Margin of 17 % in the prior fiscal year.
•Average Unit Volume (“AUV”)1 remained steady at $2.9 million.
•Adjusted EBITDA1 was $18.7 million, versus an Adjusted EBITDA loss of ($2.8M) in the prior fiscal year.
During our 2024 fiscal year, we also expanded into new communities, further invested in our employees, increased our operational efficiency, and continued our environmental stewardship, all in support of our efforts to connect more people to real food.
1 See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics and Non-GAAP Financial Measures” in our 2024 Form 10-K, which was filed with the SEC on February 27, 2025, for additional information regarding Adjusted EBITDA, Same-Store Sales Change, Restaurant-Level Profit, Restaurant-Level Profit Margin, and AUV. Adjusted EBITDA, Restaurant-Level Profit, and Restaurant-Level Profit Margin are non-GAAP financial measures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics and Non-GAAP Financial Measures—Non-GAAP Financial Measures” in our 2024 Form 10-K for a definition of these metrics and a reconciliation to the most directly comparable GAAP measures.

Connecting with New Customers
In fiscal year 2024, we opened 25 new restaurants across the United States, expanding into three new markets: Seattle, Columbus, and Charlotte. By the end of the year, we operated 246 locations, with 12 of these locations featuring our Infinite Kitchen technology. Our menu innovation continued to drive customer engagement, with the introduction of grass-fed, pasture-raised steak, which quickly became a guest favorite, and a limited time offering of air-fried Brussel sprouts. In 2024, we also reinforced our brand positioning with marketing campaigns highlighting our previously expanded menu offerings, such as hearty protein plates, and our commitment to culinary excellence.
Investing in Our Employees
At Sweetgreen, our employees are our most valuable ingredient, and their satisfaction is essential to our success. In fiscal year 2024, we continued to invest in our people and foster a positive employee culture through several key initiatives:
•Internal Promotions: We filled more than half of open restaurant leadership roles by promoting existing employees, demonstrating our commitment to career development within the Company.
•Equity Grants: We provided annual equity grants to our Head Coaches (store managers) as part of our pay-for-performance culture, ensuring they are owners in the business and share in the Company's success.
•Leadership Training: We trained our Head Coaches and Area Leaders (regional general managers) on fostering healthy communications and coaching within their teams, as well as building respectful workplaces.
•Fostered Engagement: We conducted listening sessions and targeted action planning to improve employee experience, which helped grow our Head Coaches’ self-reported engagement to 76%. This is an eight-percentage point increase year-over-year.
•Team Growth: We grew our team to 6,407 employees as of December 31, 2024.
In 2024, Sweetgreen received multiple workplace awards, highlighting our commitment to employee satisfaction, well-being, and inclusion. Sweetgreen was recognized by TIME as one of America’s Best Midsize Companies and was named to Forbes’ Most Successful Midsize Companies list. Additionally, Forbes acknowledged Sweetgreen as one of The Best Employers for Women, highlighting our dedication to fostering an inclusive workplace. The Company also earned a spot on Indeed’s Work Wellbeing 100 list, recognizing our efforts to create a supportive and fulfilling work environment. These recognitions come as Sweetgreen continues to prioritize employee growth and satisfaction.
Increasing Our Operational Efficiency
Sweetgreen’s commitment to operational efficiency through innovation continues to enhance both team member satisfaction and the guest experience. In fiscal year 2024, we further expanded the implementation of our Infinite Kitchen technology, opening seven new locations and retrofitting three existing locations with this transformative automation technology. By year-end, we operated 12 Infinite Kitchen locations. The Infinite Kitchen streamlines food assembly, improving order accuracy, portioning consistency, and throughput, while significantly reducing labor intensity. In 2023, the Infinite Kitchen was named as one of Time Magazine’s Best Inventions, which recognizes 200 extraordinary inventions that change the way we live, work, play, and think about what’s possible.
Additionally, in fiscal year 2024 we began the rollout of an artificial intelligence-powered workforce management system designed to optimize scheduling and labor deployment, resulting in lower employee turnover, reduced absenteeism, and better shift coverage. Our continued focus on operational excellence has led to the lowest annual turnover amongst restaurant level employees in our history as a public company and a stronger pipeline of internal talent, reinforcing Sweetgreen as an employer of choice in the restaurant industry.

Caring for the Environment and the Communities We Serve
Fundamental to our operations is our commitment to providing real food to local communities while helping to protect the environment where our food is grown. To succeed in these endeavors, we partner with local farmers and with others in the food supply chain that we know and trust. Key highlights for 2024 include:
•We donated over 68,000 meals to help alleviate food insecurity in the local communities we serve, as part of our new restaurant openings in those communities.
•We initiated a partnership with Food Access LA, a local nonprofit, to help sustain the operations of eight farmers’ markets in Los Angeles, California.
•We refined our carbon methodology by collaborating with HowGood, a sustainability research company, to measure the emission factors of our food ingredients more accurately.
Consideration of 2024 Advisory “Say-On-Pay” Vote
At our annual meeting of stockholders in 2024, over 99% voted in favor of the resolution regarding an advisory vote on our executive compensation program, commonly called a “say-on-pay” vote. We took this to represent strong support for our program. At our annual meeting of stockholders in 2023, our stockholders expressed an overwhelming preference that we conduct a “say-on-pay” vote on an annual basis, and as such we intend to continue soliciting a vote on an annual basis.
Key Executive Compensation Design Principles
We seek to align our executive compensation with shareholder interests. Accordingly, our executive compensation program includes the following structural elements:
•We tie a substantial portion of executive pay to performance.
•We emphasize equity compensation over the long term.
•Our annual performance bonuses are dependent on meeting pre-established company financial objectives.
•We implemented stock ownership guidelines for our executive officers, which will require our executive officers to own a certain amount of our common stock.
•Incentive compensation for our executive officers is subject to a clawback policy.
•We do not provide our executive officers with any excise tax gross ups.
•We generally do not provide significant executive fringe benefits or perquisites to our executive officers.
Compensation Program Objectives and Elements
We operate in a highly competitive environment that relies heavily on restaurant, retail, real estate, and technology talent. A core objective of our compensation program is to enable the attraction, retention, and motivation of top talent across these diverse industries, that will provide us with the expertise and skills necessary to deliver on our short- and long-term goals.
The three main elements of our compensation programs are described below, along with the objectives and governance of each.

Element of Compensation	Objectives	Governance and Process
Base Salary (fixed)	A general market practice as part of a competitive total compensation package. Provides financial stability and security through a fixed amount of cash for performing job responsibilities.
Generally reviewed annually and determined based on a number of factors (including individual performance and the overall performance of our Company) and by reference, in part, to peer group data and/or market survey data.

Annual Performance Bonus (at-risk)	Motivates and rewards for the achievement of key annual financial goals. For fiscal year 2024, we used two equally weighted financial goals, which were based upon revenue and Adjusted EBITDA.
Target bonus opportunities may be paid in cash or equity and are generally reviewed annually and determined based upon positions that have similar impact on the organization as well as peer group data and/or market survey data. Actual bonus amounts are subject to the discretion of the Compensation Committee (or the independent directors of the Board, with respect to our three founders) and are typically dependent upon the achievement of the applicable financial objective(s), which are determined and communicated during the first fiscal quarter of the year. Actual bonus amounts are determined after the end of the year, following the certification of the applicable financial results.

Equity (at-risk)
Motivates and rewards for long-term Company performance; aligns executives’ interests with stockholder interests and changes in stockholder value. Attracts highly qualified executives and encourages their continued employment over the long-term.

Equity opportunities are generally reviewed annually and typically granted during the first fiscal quarter of the year or as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as a reward for significant achievement.

We also provide the opportunity for our named executive officers to enroll in benefits that are available to all of our employees, including retirement benefits under the Company’s 401(k) plan, weekly Sweetgreen restaurant credits, and participation in employee health and welfare benefit plans.
Determining Executive Compensation
Role of our Compensation Committee, Board, and Management
The Compensation Committee is appointed by our Board and has responsibilities related to the compensation of the Company’s directors, officers, and employees and the development and administration of the Company’s compensation plans. For details on the Compensation Committee’s oversight of the executive compensation program, see the section titled “Information Regarding Meetings and Committees of the Board—Compensation Committee” in this Proxy Statement. Our Compensation Committee consists solely of independent members of the Board.
The Compensation Committee reviews all compensation paid to our executive officers, including our named executive officers. The Chief Executive officer (“CEO”) evaluates and provides to the Compensation Committee performance assessments and compensation recommendations with respect to executive officers. The CEO does not participate in the deliberations concerning, or the determination of, his own compensation. The Compensation Committee makes final determinations with respect to executive compensation matters for all executive officers other than our CEO and the two additional founders. With respect to the CEO and the two other founders’

compensation, the Compensation Committee recommends any changes to the independent directors of our Board for final approval. From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice, or otherwise participate in committee meetings.
The Compensation Committee typically meets five times per calendar year to manage and evaluate our executive compensation program, and generally determines the principal components of compensation (i.e., base salary, performance bonus, and equity awards) for our named executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions, or other special circumstances as the committee determines appropriate. The Compensation Committee does not delegate authority to approve named executive officers’ compensation. The committee does not maintain a formal policy regarding the timing of equity awards to our named executive officers. Currently, the Compensation Committee does not determine the compensation provided to any of our three founders (one of whom is CEO), but instead recommends such compensation to the independent directors of our Board. The independent directors of our Board are responsible for determining the compensation of our three founders, and they typically determine the principal components of the founders’ compensation (i.e., base salary, performance bonus, and any equity awards) on an annual basis.
Role of Compensation Consultant
The Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The Compensation Committee has retained Semler Brossy Consulting Group LLC (“Semler Brossy”) as its compensation consultant. During fiscal year 2024, Semler Brossy provided the following services, as directed by the committee:
•Assessed the peer group composition for continued relevance and recommended reducing the emphasis on e-commerce platforms and increasing the emphasis on restaurant companies.
•Reviewed and assessed our compensation practices and the cash and equity compensation levels of our executive officers, including our named executive officers.
•Reviewed and assessed our annual cash performance bonus program, including the metrics, payout levels, and caps.
•Reviewed and assessed our equity compensation programs and conducted an analysis of our equity burn rate and overhang and stock-based compensation expense.
•Conducted a review of our severance and change in control policies.
•Advised on regulatory developments relating to executive compensation.
•Conducted a review of our stock ownership guidelines for our executive officers.
•Conducted a review of our non-employee director compensation policies and practices.
The Compensation Committee has analyzed whether Semler Brossy, in its role as our Compensation Committee’s compensation consultant, is independent and whether its work raises any conflict of interest, taking into account relevant factors in accordance with SEC rules and NYSE listing standards. Based on its analysis, our Compensation Committee determined that Semler Brossy and the individual compensation advisors employed by Semler Brossy are independent and that its and their work does not create any conflict of interest pursuant to the SEC rules and NYSE listing standards.
Compensation Peer Group
In January 2024, Semler Brossy proposed, and the Compensation Committee approved, a group of companies that would be appropriate peers for the Company for fiscal year 2024, based on industry, revenue size, and business model relevance. The committee focused on high growth restaurants, high growth lifestyle brands, and disruptive consumer brands, with annual revenue between $200 million and $1.9 billion. In comparison to the Company’s peer group for fiscal year 2023, the Compensation Committee aimed to reduce the emphasis on e-commerce platforms and increase the emphasis on restaurant companies. The peer group with respect to fiscal year 2024 was as follows:

BJ’s Restaurants Inc.	Jack in the Box Inc.	Canada Goose Holdings Inc.
CAVA Group, Inc.	Krispy Kreme, Inc.	FIGS, Inc.
Denny’s Corp	Portillo’s Inc.	Sonos Inc.
Dine Brands Global, Inc.	Shake Shack Inc.	Warby Parker Inc.
Dutch Bros Inc.	Wingstop Inc.	Yeti Holdings, Inc.
First Watch Restaurant Group, Inc.	Celsius Holdings, Inc.
In September 2024, Semler Brossy proposed, and the Compensation Committee approved, no changes to the foregoing peer group for the Company for fiscal year 2025.
Use of Peer Group and Competitive Market Compensation Survey Data
For fiscal year 2024, the Compensation Committee used competitive market data in its assessment of executive compensation. Two sources were generally used for these purposes: publicly available peer group data and data from the Radford McLagan Survey. Peer group compensation data is provided by Semler Brossy for the Company’s CEO and the Chief Financial Officer (“CFO”) and other positions as available. Survey matches were made using comparable roles under the best available industry and revenue cuts. The Committee did not target pay to fall at any particular percentile of the peer group or survey data, but rather reviewed such data as a helpful reference point in making fiscal year 2024 compensation decisions. Peer group and survey data are only two of the factors that the Compensation Committee considers in making compensation decisions. The Committee considers other factors as described below under “—Factors Used in Determining Executive Compensation.”
Factors Used in Determining Executive Compensation
Our Compensation Committee sets the compensation of our named executive officers at levels they determine to be competitive and appropriate for each named executive officer, using their professional experience and judgment. Pay decisions are not made by use of a formulaic approach or benchmark; the Compensation Committee believes that executive pay decisions require consideration of a multitude of relevant factors which may vary from year to year. In making executive compensation decisions, the Compensation Committee generally takes into consideration the factors listed below:
•Company performance and existing business needs.
•Each named executive officer’s individual performance, scope of job function, and the critical skill set of the named executive officer to the company’s future performance.
•The need to attract new talent to our executive team and retain existing talent in a highly competitive industry.
•Peer group and survey data as described above in “—Use of Peer Group and Competitive Market Compensation Survey Data.”
•Recommendations from our independent compensation consultant on compensation policy determinations for our executive officers.
•Recommendations from the CEO (provided that the CEO may not be present during the voting or deliberations of his own compensation).
2024 Executive Compensation Program
Base Salary
On February 12, 2024, the Compensation Committee reviewed the base salaries of each of our named executive officers other than Rossann Williams, who first commenced employment with the Company on February 5, 2024. The Compensation Committee considered the factors detailed in the section above titled, “Determining Executive Compensation—Factors Used in Determining Executive Compensation,” and determined that the base salaries of each of our named executive officers, other than Ms. Williams, should be increased. At that time, the Compensation Committee increased (or, with respect to our CEO, recommended that the independent members of the Board increase), the annual base salaries of such named executive officers by different percentage amounts, ranging from 3% to 10%.
The annual base salary provided to each of our named executive officers in 2024 after the increases described above, and the percentage increase when compared to that individual’s previous annual base salary as determined in February 2023, is set forth in the table below.

Named Executive Officer	Annual Base Salary from February 2024	Increase from February 2023
Jonathan Neman	$550,000	10%
Mitch Reback	$475,000	6%
Wouleta Ayele	$505,000	3%
Adrienne Gemperle	$420,000	9%
Rossann Williams	$500,000	N/A*
______________________
* Ms. Williams’ employment with the Company first commenced on February 5, 2024.
Annual Performance Bonus
Target Bonuses
In February 2024, the Compensation Committee approved the fiscal year 2024 target bonus opportunities for each of our named executive officers other than our CEO and, at the recommendation of the Compensation Committee, the independent members of the Board approved a fiscal year 2024 target bonus opportunity for our CEO.
The Compensation Committee and the independent members of our Board, as applicable, previously reduced the fiscal year 2023 target bonus opportunities for our CEO and our CFO, in part to reduce the potential bonus expense in connection with the Company’s strategic goal to achieve positive Adjusted EBITDA. The Company achieved positive Adjusted EBITDA for the second and third quarters of the 2023 fiscal year. As such, the fiscal year 2024 target bonus opportunity for our CEO, Jonathan Neman, was set at 100% of his calendar year base salary, a return to the percentage that applied in 2022, and the fiscal year 2024 target bonus opportunity for our CFO, Mitch Reback, was set at 75% of his calendar year base salary, a partial return to the percentage that applied in 2022.
The fiscal year 2024 target bonus opportunity for our Chief Operating Officer, Ms. Williams, was set by the Compensation Committee on January 26, 2024 prior to the commencement of her employment with the Company on February 5, 2024. The Compensation Committee considered the factors detailed in the section above titled, “Determining Executive Compensation—Factors Used in Determining Executive Compensation” when setting Ms. Williams’ target bonus opportunity. The fiscal year 2024 target bonus opportunities for our two other named executive officers were set at 50% of their calendar year base salaries which, as a percentage of base salary, were unchanged from their target bonus opportunities for fiscal year 2023.

Named Executive Officer	Target Bonus 2022	Target Bonus 2023	Target Bonus 2024
Jonathan Neman	100%	50%	100%
Mitch Reback	100%	50%	75%
Wouleta Ayele	50%	50%	50%
Adrienne Gemperle	n/a*	50%	50%
Rossann Williams	n/a*	n/a*	75%
______________________
* Ms. Gemperle was not a named executive officer in 2022, and Ms. Williams was not an employee of the Company in 2022 or 2023.

Bonus Plan Design
On February 12, 2024, the Compensation Committee approved the adoption of the Sweetgreen Support Center (SGSC) 2024 Annual Bonus Plan (the “2024 SGSC Bonus Plan”), in which our named executive officers participate. On that date, the Compensation Committee also recommended that the independent directors of the Board adopt the plan with respect to our three founders, including our CEO. The independent directors approved the 2024 SGSC Bonus Plan for our three founders, including our CEO, on February 13, 2024.
The 2024 SGSC Bonus Plan was focused on two equally weighted financial performance goals set by the Compensation Committee (and by our independent directors, with respect to our CEO): a revenue target and a SGSC Bonus Adjusted EBITDA target. These two performance goals reflected the Company’s desire to drive sales growth across our existing and new locations and continue to focus on profitability.
“SGSC Bonus Adjusted EBITDA” represents a modified version of our Adjusted EBITDA (as defined in our 2024 Form 10-K); the modification excludes the impact of the accrual for the 2024 SGSC Bonus Plan. The revenue and SGSC Bonus Adjusted EBITDA goals were set with the following threshold, target, and maximum levels, with a limited number of additional, discrete levels for performance between the following three levels:

Metric	Threshold (40% Payout)	Target (100% Payout)	Maximum (150% Payout)
Revenue	$637,900,000	$668,000,000	$701,400,000
SGSC Bonus Adjusted EBITDA	$10,400,000	$22,400,000	$35,700,000
When the 2024 SGSC Bonus Plan was first adopted in February 2024, the Compensation Committee (and the independent directors with respect to our founders, including our CEO) decided to pay a portion of any bonus earnings under the plan in fully vested restricted stock units (“RSUs”) so as to further align our named executive officers’ compensation with our shareholders’ interests, and also to reduce the amount of any cash expense with respect to the 2024 SGSC Bonus Plan. At that time, the 2024 SGSC Bonus Plan called for 40% of each named executive officers’ bonus earnings to be paid in fully vested RSUs and the remaining 60% to be paid in cash. On May 6, 2024, the Compensation Committee decided to increase (or recommend that the independent directors increase, as applicable) the percentage of fully vested RSUs that would be paid to named executive officers with respect to any bonus earnings under the 2024 SGSC Bonus Plan, to 60% fully vested RSUs and 40% cash. Finally, on November 4, 2024, the Compensation Committee clarified that, under the terms of the 2024 SGSC Bonus Plan, any bonus earnings by our named executive officers in excess of their target bonus opportunities were to be paid 100% in fully vested RSUs.
Bonus Plan Achievement
The Company’s revenue for fiscal year 2024 was $676.8 million (or 110% achievement). The Company’s SGSC Bonus Adjusted EBITDA for fiscal year 2024 was $25.0 million (or 105% achievement). Accordingly, the Company exceeded both financial performance goals in the 2024 SGSC Bonus Plan with a combined achievement of 107.5% of each named executive officer’s target bonus opportunity.
Despite the Company’s achievement, our named executive officers did not earn 107.5% of their target bonus opportunities. Instead, as a result of the Company’s uneven financial performance over the course of 2024, and at the recommendation of our CEO, our Compensation Committee exercised its discretion to reduce (or recommend a reduction to the independent directors, with respect to our founders, including our CEO) the amount earned by each of our named executive officers under the 2024 SGSC Bonus Plan. Specifically, the Compensation Committee (and the independent directors, with respect to our founders, including our CEO) determined that the each named executive officer would only earn the portion of their target bonus opportunity that was to be paid in fully vested RSUs, and would not earn the portion of their target bonus opportunity that was to be paid in cash.
As noted above, the Company achieved 107.5% of our named executive officers’ target bonus opportunities, with 60% of the first 100% of that achievement, and 100% of the remaining 7.5% of that achievement (for a total of 67.5%), to be paid in fully vested RSUs. Accordingly, after the measurement period, the Compensation Committee

(or the independent directors, with respect to our founders, including our CEO) determined that our named executive officers earned 67.5% of their target bonus opportunities, and such earnings were to be paid entirely in fully vested RSUs.
Summary
The fiscal year 2024 target bonus opportunities under the 2024 SGSC Bonus Plan for each of our named executive officers, the actual bonus percentage amounts paid to each such individual under the plan, and the actual dollar amounts paid to each such individual under the plan, are as follows:

Named Executive Officer	Target Bonus Opportunity (% of Base Salary*)	Actual Bonus Percentage Paid (% of Target Bonus Opportunity)	Actual Bonus Paid (in Dollars)
Jonathan Neman	100%	67.5%	$368,098
Mitch Reback	75%	67.5%	$239,843
Wouleta Ayele	50%	67.5%	$170,595
Adrienne Gemperle	50%	67.5%	$140,712
Rossann Williams	75%	67.5%	$230,177
______________________
* Refers to base salary that is earned by the individual for work performed during the 2024 calendar year.
Equity Awards
Fiscal Year 2024 Equity Awards for Named Executive Officers
On February 12, 2024, our Compensation Committee approved equity awards for each of our named executive officers other than Mr. Neman. Each such award consists of a mix of stock options and RSUs. For Mr. Reback, Ms. Ayele, and Ms. Gemperle, the awards vest over a three-year period, with 5% of the total number of each of the stock options and RSUs vesting each quarter over the first year, 7.5% vesting each quarter over the second year, and 12.5% vesting each quarter over the third year. The exercise price for each such stock option is $12.49 per share, which is equal to the closing price for the Company’s Class A common stock on the day of grant. Ms. Williams’ award has different vesting terms, because it is not an annual award but is instead her initial equity award as a new employee. Ms. Williams’ award vests over a four-year period, with 25% vesting one year following the vesting commencement date and then 7.5% vesting each quarter thereafter for the remainder of the four-year period. The exercise price for Ms. Williams’ stock option is $12.49 per share, which is equal to the closing price for the Company’s Class A common stock on the day of grant.
To calculate the amount of equity awarded to each of Mr. Reback, Ms. Ayele, and Ms. Gemperle on February 12, 2024, the Compensation Committee first determined a target economic value for each award, and then 75% of that target economic value was used to calculate the percentage of stock options granted to the applicable individual and 25% of that target economic value was used to calculate the percentage of RSUs granted to the applicable individual. For Ms. Williams’ award, the Compensation Committee chose a fixed number of stock options and RSUs, in the ratio of 75% stock options and 25% RSUs. In each case, the Compensation Committee took into consideration the factors described in the section above titled, “Determining Executive Compensation—Factors Used in Determining Executive Compensation.”
Summary
The total number of stock options and RSUs granted to each of our named executive officers in respect of their annual equity awards in fiscal year 2024 is set forth in the table below. The amounts in this table do not include the fully vested RSUs granted to each of our named executive officers as payment under the Company’s 2024 SGSC Bonus Plan, which grants are discussed above in the section titled, “—Annual Performance Bonus.”

Named Executive Officer	Stock Options Granted (# shares)	RSUs Granted (# shares)
Jonathan Neman	0	0
Mitch Reback	123,940	23,663
Wouleta Ayele	99,152	18,930
Adrienne Gemperle	99,152	18,930
Rossann Williams	300,000	100,000
Pre-IPO Equity Grant to Chief Executive Officer
We granted certain equity awards to our three founders, including our CEO, prior to our initial public offering in November 2021. While these grants pre-date our most recently concluded fiscal year, we believe that a discussion of these awards is helpful for purposes of understanding our compensation decisions for fiscal year 2024. The purpose of the grants was to recognize past contributions as well as reward the three founders for achieving sustained stock price growth over time.
In October 2021, prior to our initial public offering (our “IPO”), our Board granted performance-based RSUs to our founders, including our CEO, Mr. Neman (the “Founder Awards”). Mr. Neman was granted 2,100,000 RSUs under the Company’s 2019 Equity Incentive Plan (the “2019 Plan”), which were eligible to vest beginning on November 15, 2022 in seven equal tranches upon the attainment of milestones based on the trailing 90-day volume weighted average trading price of our Class A common stock, as set forth in the table below, subject to Mr. Neman’s continuous service through each applicable vesting date.

Number of Restricted Stock Units in Vesting Tranche	Milestone Price Per Share of Common Stock	Date Achieved
300,000	$30.00	8/24/2024
300,000	$37.50	12/12/2024
300,000	$45.00	--
300,000	$52.50	--
300,000	$60.00	--
300,000	$67.50	--
300,000	$75.00	--
In fiscal year 2024, two tranches of RSUs under the Founder Awards vested. The first tranche vested on August 24, 2024, following the Compensation Committee’s certification on that date that the first stock price milestone of $30.00 had been achieved. The second tranche vested on December 12, 2024, following the Compensation Committee’s certification on that date that the second stock price milestone of $37.50 had been achieved. Accordingly, in fiscal year 2024, Mr. Neman vested in 600,000 RSUs underlying the first two tranches of his Founder Awards. For two years following Mr. Neman’s receipt of any shares of Class A common stock in connection with any vesting under the Founder Awards, Mr. Neman may not transfer 50% of such number of shares of Class A common stock (net of any shares of Class A common stock used to satisfy certain tax-related obligations).
At the time the Founder Awards were first granted in October 2021, our Board contemplated that such awards would be in lieu of annual equity awards to our founders through fiscal year 2025, unless the Board determined otherwise. As such, Mr. Neman did not receive an annual equity award in fiscal year 2024. However, in March 2025, at the recommendation of our Compensation Committee, our Board decided to provide Mr. Neman with an annual equity award for fiscal year 2025. The Compensation Committee recommended this grant for Mr. Neman based upon his performance and the scope of his role and to better align Mr. Neman’s compensation with that of similarly situated executives within our peer group.

Other Features of Our Executive Compensation Program
Employment Arrangements and Severance Benefits
We have entered into employment agreements with all of our named executive officers setting forth the terms and conditions of such executives’ employment with us. We entered into employment agreements with each of Mr. Neman, Mr. Reback, Ms. Gemperle, and Ms. Ayele in October 2021. We entered into an employment agreement with Ms. Williams effective as of February 5, 2024. The employment agreements generally provide for at-will employment, have no specific term, and set forth the named executive officers’ initial annual base salary and target bonus. The 2024 base salary and target bonus for each such individual are discussed above. The employment agreements also provide that such individuals are eligible for severance benefits in certain situations, the terms of which are described below.
Pursuant to the employment agreements, in the event of a termination without cause or resignation with good reason (each as defined in the respective employment agreement) that occurs during the time period commencing on the effective date of a change in control (as defined in the Company’s then-applicable equity incentive plan) and continuing until the twelve-month anniversary of the effective date of the change in control, we will provide the following severance benefits, contingent upon the conditions set forth in the respective employment agreement, including entering into a release of claims and complying with any existing confidentiality agreement: (i) a lump sum cash payment equal to 18 months of base salary (for Mr. Neman) or 12 months of base salary (for the other named executive officers) and (ii) a lump sum cash payment equal to such named executive officer’s target bonus for the applicable fiscal year, pro-rated based on the date of termination. The employment agreements also provide that, in the event of a termination without cause or resignation without good reason that is not within the change of control period described above, we will provide the following severance benefits, contingent upon the conditions set forth in the respective employment agreement: (i) a lump sum cash payment equal to 12 months of base salary (for Mr. Neman) or six months of base salary (for the other named executive officers) and (ii) a lump sum cash payment equal to such named executive officer’s target bonus for the applicable fiscal year, pro-rated based on the date of termination. These payments are discussed in more detail below in the section entitled “Potential Payments Upon Termination or Change of Control.”
In addition to base salary, target bonus, and severance benefits, the employment agreement that we entered into with Ms. Willams also included a one-time relocation stipend in the net amount of $175,000 (after applicable deductions and withholdings) and, subject to the Compensation Committee’s further approval, an initial equity award. Ms. Williams’ initial equity award is discussed above in the section titled, “2024 Executive Compensation Program—Equity Awards.”
Separation and Post-Employment Agreements with Rossann Williams
Ms. Williams’ employment with the Company ended by mutual agreement of the parties on April 16, 2025. On that day, Ms. Williams entered into a separation agreement and release with the Company, and also entered into a consultant agreement with the Company pursuant to which she agreed to serve as a consultant to the Company from April 16, 2025 through June 1, 2025. Under the terms of that consultant agreement, Ms. Williams must, as requested by the Company, provide up to 10 hours of consulting services in each of April and May. In consideration for her post-employment consulting services, Ms. Williams will receive payments of $5,000 for each of April and May (for a total of $10,000), she will be entitled to the continued vesting of her existing equity awards for the term of the consultant agreement, she will be entitled to exercise her stock options for a period of one year following her termination of employment (or until the expiration date of the option, if earlier), and she will receive a net amount (after applicable deductions and withholdings) sufficient to pay her COBRA premiums for 12 months. Additionally, if Ms. Williams enters into, and does not revoke, a second release with the Company following the term of her consultant agreement, Ms. Williams will be entitled to an additional one-time payment of $10,000 and the Company will waive any right it may have under Ms. Williams’ employment agreement to receive repayment of her relocation stipend.

Other Benefits
We provide the opportunity for our named executive officers to enroll in benefits that are available to all our employees, including retirement benefits under the Company’s 401(k) plan and participation in employee health and welfare benefit plans. We also pay the premiums for term life insurance and disability insurance for all of our employees, including our named executive officers.
We provide limited perquisites or personal benefits to our executive officers, including up to $75 per week in Sweetgreen credits to spend at our stores, a benefit which is available to all full-time employees at our Sweetgreen Support Center. We also occasionally cover the cost of commuting expenses for our founders.
Tax and Accounting Implications
Under Financial Accounting Standard Board ASC Topic 718, or ASC 718, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.
Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m).
Clawbacks
As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse our Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. Additionally, in 2023 we implemented a Dodd-Frank Wall Street Reform and Consumer Protection Act-compliant clawback policy prior to the deadline for such implementation.
Compensation Risk Assessment
The Compensation Committee reviews, on an annual basis, the risks arising from our compensation policies and practices applicable to our named executive officers and evaluates the policies and practices that could mitigate any such risk. Based on these reviews, the Compensation Committee does not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on our company.

Fiscal Year 2024 Summary Compensation Table
The following table shows, for the fiscal years ended December 29, 2024, December 31, 2023, and December 25, 2022, compensation awarded to or paid to, or earned by, our named executive officers.

Name and Principal Position(s)	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation	Total
Jonathan Neman President and Chief Executive Officer	2024	$542,308	—	—	—	$368,098	$144(4)	$910,550
	2023	$461,538	—	—	—	$150,000	$11,010	$622,548
	2022	$350,000	—	—	—	—	$144	$350,144
Mitch Reback Chief Financial Officer	2024	$471,154	—	$295,551	$749,998	$239,843	$144(4)	$1,756,690
	2023	$415,673	—	$548,100	$976,824	$135,000	$144	$2,075,741
	2022	$375,000	—	—	—	—	$144	$375,144
Wouleta Ayele Chief Technology Officer	2024	$502,692	—	$236,436	$599,999	$170,595	$144(4)	$1,509,866
	2023	$477,692	—	$62,403	$216,605	$147,000	$144	$903,844
	2022	$475,000	$75,000	—	—	—	$4,719	$554,719
Adrienne Gemperle(5) Chief People Officer	2024	$414,616	—	$236,436	$599,999	$140,712	$144(4)	$1,391,906
	2023	$375,673	—	$46,800	$162,453	$115,500	$144	$700,570
Rossann Williams(6) Chief Operating Officer (former)	2024	$451,923	$288,769	$1,249,000	$1,815,390	$230,177	$144(4)	$4,035,403
______________________
(1)    The amounts reported here do not reflect the actual economic value realized by our named executive officers. In accordance with SEC rules, this column represents the grant date fair value of shares underlying restricted stock unit awards, calculated in accordance with ASC 718. Assumptions used in the calculation of the grant date fair value of the restricted stock units are set forth in Note 12, “Stock-Based Compensation” in our 2024 Form 10-K.
(2)    The amounts reported here do not reflect the actual economic value realized by our named executive officers. In accordance with SEC rules, this column represents the grant date fair value of shares underlying stock options, calculated in accordance with ASC 718. Assumptions used in the calculation of the grant date fair value of the stock options are set forth in Note 12, “Stock-Based Compensation” in our 2024 Form 10-K.
(3)    This column reflects the amount of performance-based incentive compensation earned by our named executive officers for the periods presented. Bonus earnings pursuant to the 2024 SGSC Bonus Plan were settled in fully vested RSUs. Additional detail regarding the 2024 SGSC Bonus Plan is included in the section above titled, “Compensation Discussion and Analysis—2024 Executive Compensation Program—Annual Performance Bonus—Bonus Plan Design and Performance Achievement.”
(4)    Consists of life insurance premiums paid by Sweetgreen on behalf of such named executive officer.
(5)    Because Ms. Gemperle was not a named executive officer in fiscal year 2022, SEC rules do not require the compensation for such year to be reported.
(6)    Ms. Williams’ employment with Sweetgreen commenced on February 5, 2024 and ended on April 16, 2025.

Grants of Plan-Based Awards

Name	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
			Threshold	Target	Maximum
Jonathan Neman	Cash Incentive	—	$218,132	$545,330	$817,995	—	—	—	—
Mitch Reback	Cash Incentive	—	$142,129	$355,323	$532,985	—	—	—	—
	Option	2/12/2024	—	—	—	—	123,940(3)	$12.49	$749,998
	RSU	2/12/2024	—	—	—	23,663(4)	—	—	$295,551
Wouleta Ayele	Cash Incentive	—	$101,093	$252,734	$379,100	—	—	—	—
	Option	2/12/2024	—	—	—	—	99,152(3)	$12.49	$599,999
	RSU	2/12/2024	—	—	—	18,930(4)	—	—	$236,436
Adrienne Gemperle	Cash Incentive	—	$83,385	$208,462	$312,692	—	—	—	—
	Option	2/12/2024	—	—	—	—	99,152(3)	$12.49	$599,999
	RSU	2/12/2024	—	—	—	18,930(4)	—	—	$236,436
Rossann Williams	Cash Incentive	—	$136,401	$341,003	$511,504	—	—	—	—
	Option	2/12/2024	—	—	—	—	300,000(5)	$12.49	$1,815,390
	RSU	2/12/2024	—	—	—	100,000(6)	—	—	$1,249,000
______________________
(1)    Amounts reflect target performance-based incentives for the named executive officers under our 2024 SGSC Bonus Plan based on the Company’s achievement of two equally weighted financial performance goals: revenue and SGSC Bonus Adjusted EBITDA. Bonus earnings pursuant to the 2024 SGSC Bonus Plan were settled in fully vested RSUs. See “Compensation Discussion and Analysis—2024 Executive Compensation Program—Annual Performance Bonus—Bonus Plan Design and Performance Achievement” above for additional information regarding the 2024 SGSC Bonus Plan. Actual payments under the 2024 SGSC Bonus Plan are set forth in the Summary Compensation Table above.
(2)    In accordance with SEC rules, this column represents the grant date fair value of shares underlying options and restricted stock unit awards, as applicable, calculated in accordance with ASC 718. Assumptions used in the calculation of the grant date fair value of the options and restricted stock units are set forth in Note 12, “Stock-Based Compensation” in our 2024 Form 10-K.
(3)    The stock option awards were granted under our 2021 Plan. The shares subject to the option vest as follows, with the first vest occurring on February 15, 2024: (i) 5% of the options vested in quarterly installments on each quarterly vesting date over the first year, (ii) 7.5% of the options will vest in quarterly installments on each quarterly vesting date over the second year, and (iii) 12.5% of the options will vest in quarterly installments on each quarterly vesting date over the third year, subject to the reporting person's continuous service through each applicable vesting date.
(4)    The restricted stock unit awards were granted under our 2021 Plan. The restricted stock unit awards vest as follows, with the first vest occurring on February 15, 2024: (i) 5% of the restricted stock unit awards vested in quarterly installments on each quarterly vesting date over the first year, (ii) 7.5% of the restricted stock unit awards will vest in quarterly installments on each quarterly vesting date over the second year, and (iii) 12.5% of the restricted stock unit awards will vest in quarterly installments on each quarterly vesting date over the third year, subject to the reporting person's continuous service through each applicable vesting date.
(5)    The stock option awards were granted under our 2021 Plan. The shares subject to the option vest as follows: (i) 25% of the options vested on February 15, 2025, and (ii) 7.5% of the options will vest in quarterly installments on each quarterly vesting date over the subsequent three years, subject to the reporting person's continuous service through each applicable vesting date.
(6)    The restricted stock unit award was granted under our 2021 Plan. The restricted stock unit award vests as follows: (i) 25% of the restricted stock unit awards vested on February 15, 2025, and (ii) 7.5% of the restricted stock unit awards will vest in quarterly installments on each quarterly vesting date over the subsequent three years, subject to the reporting person's continuous service through each applicable vesting date.

Outstanding Equity Awards at Fiscal Year End
The following table presents information regarding outstanding equity awards held by our named executive officers as of December 29, 2024. All awards were granted pursuant to the 2009 Equity Incentive Plan (the "2009 Plan"), the 2019 Plan, or the 2021 Plan.

			Option Awards				Stock Awards
Name	Grant Date(1)	Vesting Commencement Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price per share	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested(2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested(2)
Jonathan Neman	1/1/2018	1/1/2018	14,173(3)	—	$3.14	3/13/2027	—	—	—	—
	8/28/2018	8/28/2018	1,200,000(3)	—	$3.73	8/27/2028	—	—	—	—
	12/5/2019	12/5/2019	187,394 (3)	—	$7.77	12/4/2029	—	—	—	—
	12/5/2019	1/1/2019	248,778(3)	—	$7.77	12/4/2029	—	—	—	—
	6/16/2021	1/1/2021	784,829(4)(5)	17,292	$10.76	6/15/2031	—	—	—	—
	10/24/2021	11/17/2021	—	—	—	—	—	—	1,500,000(9)	$48,555,000
Mitch Reback	12/5/2019	1/1/2019	30,000(3)	—	$7.77	12/4/2029	—	—	—	—
	12/5/2019	12/5/2019	150,000(3)	—	$7.77	12/4/2029	—	—	—	—
	6/30/2020	6/30/2020	81,250(3)	—	$4.78	6/29/2030	—	—	—	—
	6/16/2021	1/1/2021	244,791(4)(5)	5,209	$10.76	6/15/2031	—	—	—	—
	2/21/2023	2/15/2023	30,360(7)	41,069	$9.36	2/20/2033	—	—	—	—
	5/1/2023	5/15/2023	59,066(7)	109,684	$8.08	4/30/2033	—	—	—	—
	2/12/2024	2/15/2024	24,792 (7)	99,148	$12.49	2/11/2034	—	—	—	—
	10/24/2021	8/15/2021	—	—	—	—	37,500(10)	$1,213,875	—	—
	2/21/2023	2/15/2023	—	—	—	—	5,750(11)	$186,128	—	—
	5/1/2023	5/15/2023	—	—	—	—	36,560(11)	$1,183,447	—	—
	2/12/2024	2/15/2024	—	—	—	—	18,927(11)	$612,667	—	—
Wouleta Ayele	8/19/2021	8/17/2021	208,333(4)(6)	41,667	$15.02	8/18/2031	—	—	—	—
	2/21/2023	2/15/2023	20,240(7)	27,379	$9.36	2/20/2023	—	—	—	—
	2/12/2024	2/15/2024	19,832(7)	79,320	$12.49	2/11/2034	—	—	—	—
	10/24/2021	8/15/2021	—	—	—	—	28,125(10)	$910,406	—	—
	2/21/2023	2/15/2023	—	—	—	—	3,832(11)	$124,042	—	—
	2/12/2024	2/15/2024	—	—	—	—	15,142(11)	$490,147	—	—
Adrienne Gemperle	8/29/2020	7/6/2020	129,080(3)	—	$4.78	8/28/2030	—	—	—	—
	6/16/2021	1/1/2021	97,916(4)	2,084	$10.76	6/15/2031	—	—	—	—
	2/21/2023	2/15/2023	15,180(7)	20,534	$9.36	2/20/2033	—	—	—	—
	2/12/2024	2/15/2024	19,832(7)	79,320	$12.49	2/11/2034	—	—	—	—
	10/24/2021	8/15/2021	—	—	—	—	28,125(10)	$910,406	—	—
	2/21/2023	2/15/2023	—	—	—	—	2,875 (11)	$93,064	—	—
	2/12/2024	2/15/2024	—	—	—	—	15,142(11)	$490,147	—	—
Rossann Williams	2/12/2024	2/15/2024	0(8)	300,000	$12.49	2/11/2034	—	—	—	—
	2/12/2024	2/15/2024	—	—	—	—	100,000(10)	$3,237,000	—	—
______________________
(1)    All of the equity awards were granted under either our 2009 Plan, 2019 Plan, or 2021 Plan.
(2)    The amount is calculated using a value of $32.37 per share, which was the closing price of our Class A common stock on the NYSE on December 27, 2024, the last trading day of our 2024 fiscal year.
(3)    The shares subject to the option are fully vested.
(4)    25% of the shares subject to the option vested on the one-year anniversary of the vesting commencement date, with the remainder of the shares vesting in 36 equal monthly installments thereafter, subject to the recipient’s continuous service through each applicable vesting date.
(5)    100% of the shares subject to the option or the restricted stock unit award, as applicable, shall become fully vested and exercisable if, within one month before or 12 months following a Change in Control (as defined in the 2019 Plan), the recipient’s continuous service is involuntarily terminated without Cause (as defined in the 2019 Plan) or recipient resigns his continuous service for Good Reason (as defined in the option agreement).
(6)    100% of the shares subject to the option shall become fully vested and exercisable if, within one month before or 18 months following a Change in Control (as defined in the 2019 Plan), the recipient’s continuous service is involuntarily terminated without Cause (as defined in the option agreement) or recipient resigns his continuous service for Good Reason (as defined in the option agreement).
(7)    The shares subject to the option vest in quarterly installments, with 20% of the shares subject to the option vesting in the 12 months following the vesting commencement date, 30% of the shares subject to the option vesting in the subsequent 12 months, and the remaining 50% of the shares subject to the option vesting in the subsequent 12 months, subject to the recipient’s continuous service through each applicable vesting date.
(8)    25% of the shares subject to the option vested on the one-year anniversary of the vesting commencement date, with the remainder of the shares vesting in 12 equal quarterly installments thereafter, subject to the recipient’s continuous service through each applicable vesting date.
(9)    The shares subject to this restricted stock unit award vest in 7 equal tranches upon the achievement of milestones relating to the trailing 90-day volume weighted average trading price of our Class A common stock, ranging from $30 to $75, subject to the named executive officer’s continued service through each applicable vesting date.
(10)    25% of the shares subject to the restricted stock unit award vested on the one-year anniversary of the vesting commencement date, with the remainder of the shares vesting in 12 equal quarterly installments thereafter, subject to the recipient’s continuous service through each applicable vesting date.
(11)    The shares subject to the restricted stock unit award vest in quarterly installments, with 20% of the shares subject to the option vesting in the 12 months following the vesting commencement date, 30% of the shares subject to the option vesting in the subsequent 12 months, and the remaining 50% of the shares subject to the option vesting in the subsequent 12 months, subject to the recipient’s continuous service through each applicable vesting date.

Option Exercises and Stock Vested
The following table shows certain information regarding option exercises and stock vesting during the 2024 fiscal year with respect to our named executive officers.

	Option Awards		Stock awards
Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting
Jonathan Neman	315,485	$9,891,771(1)	618,750(2)	$23,026,906(3)
Mitch Reback	—	—	71,550	$2,083,124(4)
Wouleta Ayele	—	—	43,121	$1,238,875(4)
Adrienne Gemperle	—	—	42,663	$1,225,065(4)
Rossann Williams	—	—	—	—
______________________
(1)    The value realized on exercise is based on the difference between the closing market price of our Class A common stock on the date of exercise and the applicable exercise price of those options, and does not represent the actual amounts received by Mr. Neman as a result of the option exercises.
(2)    Includes vesting of 18,750 shares previously acquired upon early exercise of stock options that were subject to a right of repurchase.
(3)    The value realized on vesting is based on the number of shares of our Class A common stock underlying the early-exercised option award that vested, and the number of shares of our Class A common stock underlying the restricted stock units that vested, each multiplied by the closing market price of our Class A common stock on the corresponding vesting date, and does not represent the actual amount received by Mr. Neman as a result of such vesting.
(4)    The value realized on vesting is based on the number of shares of our Class A common stock underlying the restricted stock units that vested multiplied by the closing market price of our Class A common stock on the corresponding vesting date, and does not represent the actual amounts received by such named executive officer as a result of the restricted stock unit awards vesting.

 Potential Payments Upon Termination or Change of Control
The table below sets forth the amount of compensation payable to each named executive officer upon (i) the named executive officer’s termination of employment without cause or resignation for good reason and (ii) the named executive officer’s termination of employment without cause or resignation for good reason in connection with or following a change in control of the Company. The amounts shown in the table below assume that such termination of employment and/or change in control was effective as of December 29, 2024, and thus are estimates of the amounts that would be paid out to our named executive officers in such circumstances.

Name	Type of Termination	Base Salary(1)	Bonus(2)	Accelerated Vesting of Equity Awards(3)	Total
Jonathan Neman	Termination without cause or resignation with good reason	$550,000	$542,308	—	$1,092,308
	Termination without cause or resignation with good reason in connection with a change in control	$825,000	$542,308	$373,680	$1,740,988
Mitch Reback	Termination without cause or resignation with good reason	$237,500	$353,365	—	$590,865
	Termination without cause or resignation with good reason in connection with a change in control	$475,000	$353,365	$112,566	$940,931
Wouleta Ayele	Termination without cause or resignation with good reason	$252,500	$251,346	—	$503,846
	Termination without cause or resignation with good reason in connection with a change in control	$505,000	$251,346	$722,922	$1,479,268
Adrienne Gemperle	Termination without cause or resignation with good reason	$210,000	$207,308	—	$417,308
	Termination without cause or resignation with good reason in connection with a change in control	$420,000	$207,308	—	$627,308
Rossann Williams(4)	Termination without cause or resignation with good reason	$250,000	$338,942	—	$588,942
	Termination without cause or resignation with good reason in connection with a change in control	$500,000	$338,942	—	$838,942
______________________
(1)    In the event of termination without cause or resignation with good reason, represents a lump sum cash payment equal to 12 months of base salary (for our CEO, Mr. Neman) or six months of base salary (for our other named executive officers). In the event of termination without cause or resignation with good reason in connection with a change in control, represents a lump sum cash payment equal to 18 months of base salary (for our CEO, Mr. Neman) or 12 months of base salary (for our other named executive officers).
(2)    In the event of termination without cause or resignation with good reason or termination without cause or resignation with good reason in connection with a change in control, represents a lump sum cash payment equal to the named executive officer’s target bonus for the applicable fiscal year, pro-rated based on the date of termination.
(3)    The value of equity award vesting acceleration for options is based on the closing price of $32.37 per share of our Class A common stock as of December 27, 2024 less the exercise price of the underlying option. As of December 29, 2024, our named executive officers other than Mr. Neman, Mr. Reback, and Ms. Ayele had no in-the-money options for which vesting is accelerated upon a triggering event. As of December 29, 2024, our named executive officers had no unvested RSUs for which vesting is accelerated upon a triggering event.
(4)    Ms. Williams’ employment with the Company ended by mutual agreement of the parties on April 16, 2025. On that day, Ms. Williams entered into a separation agreement and release with the Company, and also entered into a consultant agreement with the Company pursuant to which she agreed to serve as a consultant to the Company from April 16, 2025 through June 1, 2025. Under the terms of that consultant agreement, Ms. Williams must, as requested by the Company, provide up to 10 hours of consulting services in each of April and May. In consideration for her post-employment consulting services, Ms. Williams will receive payments of $5,000 for each of April and May (for a total of $10,000), she will be entitled to the continued vesting of her existing equity awards for the term of the consultant agreement, she will be entitled to exercise her stock options for a period of one year following her termination of employment (or until the expiration date of the option, if earlier), and she will receive a net amount (after applicable deductions and withholdings) sufficient to pay her COBRA premiums for 12 months. Additionally, if Ms. Williams enters into, and does not revoke, a second release with the Company following the term of her consulting engagement, Ms. Williams will be entitled to an additional one-time payment of $10,000 and the Company will waive any right it may have under Ms. Williams’ employment agreement to receive repayment of her relocation stipend.

Pay Ratio Disclosure
As required by Item 402(u) of Regulation S-K (“Item 402(u)”) and Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, presented below is the ratio of our CEO’s total compensation to that of Sweetgreen’s median employee (excluding our CEO, Mr. Neman).
We identified the median employee by examining 2024 total compensation using a consistently applied compensation measure (“CACM”) of taxable income (IRS Form W-2, Box 1) for 2024. We included all employees employed as of December 29, 2024, whether employed on a full-time or part-time basis and annualized the CACM for full-time individuals employed less than a full year. Using this methodology, the median employee was identified as a part-time employee at one of our locations.
After identifying the median employee based on the CACM, we calculated annual total compensation for the median employee using the same methodology for our named executive officers as set forth in the Summary Compensation Table. For the fiscal year ended December 29, 2024, the total compensation for the median employee was $23,469, and the total compensation for Mr. Neman reported in the Summary Compensation Table was $910,550. This results in a ratio of our CEO’s annual total compensation to our median employee’s annual total compensation of 39:1.
The ratio presented above is a reasonable estimate calculated in a manner consistent with Item 402(u). The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
Pay Versus Performance Table
The following table sets forth additional compensation information of our Principal Executive Officer (“PEO”) and our non-PEO named executive officers (“NEOs”), along with total shareholder return (“TSR”), net income, and Adjusted EBITDA performance results, for our fiscal years ending in 2021, 2022, 2023, and 2024:

							Value of Initial Fixed $100 Investment Based On:
Year(1)	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (2) (3)		Average Summary Compensation Table Total for non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs (2)(3)		Total Shareholder Return (5)	Peer Group Total Shareholder Return (5)	Net Income (Loss)	Adjusted EBITDA (6)
	($)	($)		($)	($)		($)	($)	($)	($)
2024	910,550	52,279,549	(4)	2,173,466	9,187,848	(4)	116	103	(90,373,000)	18,708,000
2023	622,548	6,744,537	(4)	1,080,321	1,570,321	(4)	40	89	(113,384,000)	(2,795,000)
2022	350,144	(61,516,400)	(4)	649,693	(5,807,584)	(4)	32	76	(190,441,000)	(49,934,000)
2021	38,834,483	111,254,241	(4)	38,814,481	111,234,239	(4)	112	98	(153,175,000)	(63,099,000)
______________________
(1)    Our PEO and other NEOs included in the above compensation columns reflect the following:

Year	PEO	Non-PEOs
2024	Jonathan Neman	Mitch Reback, Wouleta Ayele, Adrienne Gemperle, and Rossann Williams
2023	Jonathan Neman	Mitch Reback, Wouleta Ayele, Adrienne Gemperle, and Jim McPhail
2022	Jonathan Neman	Mitch Reback, Wouleta Ayele, Jim McPhail, and Daniel Shlossman
2021	Jonathan Neman	Nicolas Jammet and Nathaniel Ru
(2)    Except as described in footnote (3) below, fair value or change in fair value, as applicable, of equity awards in the "Compensation Actually Paid" columns was calculated in accordance with ASC Topic 718, and the valuation methods used to calculate the fair values did not materially differ from those disclosed at the time of grant.

(3)    For the portion of "Compensation Actually Paid" that represents compensation based on year-end stock prices, the following prices were used: for 2024, $32.06 (184% increase from prior year), for 2023, $11.30 (28% increase from prior year); for 2022, $8.83 (72% reduction from prior year); and for 2021, $31.36 (304% increase from IPO date).
(4)    "Compensation Actually Paid" to our PEO (Jonathan Neman) and the average “Compensation Actually Paid” to our non-PEO NEOs in 2024, 2023, 2022, and 2021 reflect the following adjustments from total compensation reported in the Summary Compensation Table (in thousands):

	2024		2023		2022		2021
	PEO	Average Non-PEO	PEO	Average Non-PEO	PEO	Average Non-PEO	PEO	Average Non-PEO
Total Reported in Summary Compensation Table (SCT)	$910,550	$2,173,466	$622,548	$1,080,321	$350,144	$649,693	$38,834,483	$38,814,481
Less, Value of Stock and Option Awards reported in SCT	—	$(1,445,702)	—	$(555,610)	—	$(240,953)	$(38,142,732)	$(38,142,732)
Plus, Year-End Fair Value of Awards Granted During Fiscal Year that are Unvested and Outstanding	—	$4,546,299	—	$612,484	—	$68,574	$77,526,763	$77,526,763
Plus, Change in Fair Value (from Prior Fiscal Year-End to Current Fiscal Year-End) of Prior Year Awards that are Outstanding and Unvested	$30,769,608	$1,937,709	$5,878,490	$232,898	$(57,677,180)	$(4,941,831)	$7,770,827	$7,770,827
Plus, Vesting Date Fair Value of Awards Granted During Fiscal Year and that Vested During Fiscal Year	—	$418,991	—	$28,967	—	$21,083	—	—
Plus, Change in Fair Value (from Prior Fiscal Year-End to Vesting Date) of Prior Year Awards that Vested During Fiscal Year	$20,599,391	$1,557,085	$243,499	$171,261	$(4,189,364)	$(1,364,150)	$25,264,900	$25,264,900
Less Prior Year Fair Value of Prior Year Awards that Failed to Vest this Year	—	—	—	—	—	—	—	—
Total Adjustments	$51,368,999	$7,014,382	$6,121,989	$490,000	$(61,866,544)	$(6,457,277)	$72,419,758	$72,419,758
"Compensation Actually Paid” for Fiscal Year	$52,279,549	$9,187,848	$6,744,537	$1,570,321	$(61,516,400)	$(5,807,584)	$111,254,241	$111,234,239
(5)    Peer group TSR reflects the S&P 600 Restaurants Index as reflected in our 2024 Form 10-K pursuant to Item 201(e) of Regulation S-K. Each year reflects what the cumulative value of $100 would be, including reinvestment of dividends, if such amount were invested on our IPO date of November 19, 2021 through the last day of the fiscal year presented.
(6)    Adjusted EBITDA, a non-GAAP measure, is defined as net loss adjusted to exclude income tax expense, interest income, interest expense, depreciation and amortization, stock-based compensation expense, loss on disposal of property and equipment, other (income) expenses, Spyce Food Co. acquisition costs, enterprise resource planning system implementation and related costs, and, in certain periods, impairment and closure costs, restructuring charges, and legal settlements.

Relationship between Compensation Actually Paid and Performance Measures
We believe the “Compensation Actually Paid” in each of the years reported above is reflective of the Compensation Committee’s emphasis on “pay-for-performance” as the “Compensation Actually Paid” is in line with business performance, primarily due our stock price performance and our achievement against pre-established performance goals under our annual bonus plan. See “—Compensation Discussion and Analysis” above for additional information regarding our annual bonus plan and other elements of our executive compensation program.
Note: Sweetgreen's TSR was not available in 2020.

Most Important Financial Performance Measures to Link Compensation Actually Paid to Performance
The following performance measures reflect the Company’s most important performance measures in effect for fiscal year 2024:
•Revenue
•Adjusted EBITDA
•Sweetgreen stock price performance

Policies and Practices Related to Grants of Equity Close
in Time to Release of Material Nonpublic Information
From time to time, we grant stock options to our employees, including our named executive officers. Historically, we have granted new-hire option awards on or soon after a new hire’s employment start date and annual refresh employee option grants in the first quarter of each fiscal year, which annual grants are typically approved at the regularly scheduled meeting of the Board or the Compensation Committee (with respect to our executive officers and certain other senior executives) or the Equity Grant Committee (with respect to other employees) occurring in the first fiscal quarter. The Company’s Equity Grant Policy provides that it is the intent of the Company that no equity awards will be backdated, nor will the timing of the public release of material information or of the grant of an equity award be manipulated with the intent of benefiting an award recipient. The grant date for equity awards approved by the Compensation Committee or Board to officers and other designated executives will be the date of the approval of such awards by the Compensation Committee or Board, as applicable, if granted in connection with a regularly-scheduled meeting, and otherwise will be the 15th day of the month following the date of approval of the equity award, unless a subsequent grant date is specified (such as where an award is approved in advance of, contingent upon, and effective as of a prospective employee’s start date). Equity grants to directors are made automatically as of their start date and then automatically thereafter as of each annual meeting, without any further action being required. Equity grants to employees below the Senior Vice President level are generally made by our Equity Grant Committee (the “EGC”). To receive a grant from the EGC, an individual must be employed by the Company on or prior to the last day of the immediately preceding calendar month prior to the applicable EGC meeting to be included in the list for approval (the “Cut-Off Date”). The effective grant date for equity awards approved by the EGC is the 15th day of the month following the month in which the Cut-Off Date occurs, unless the meeting is later than the 10th day of the month following the month in which the Cut-Off Date occurs, in which case the effective grant date for the equity awards approved by the EGC is the 5th day following the date of the EGC’s meeting. The Company does not otherwise maintain any written policies on the timing of awards of stock options, stock appreciation rights, or similar instruments with option-like features. The Compensation Committee considers whether there is any material nonpublic information (“MNPI”) about the Company when determining the timing of stock option grants and does not seek to time the award of stock options in relation to the Company’s public disclosure of MNPI. The Company has not timed the release of MNPI for the purpose of affecting the value of executive compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of April 1, 2025 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our Class A common stock or Class B common stock. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 105,765,082 shares of Class A common stock and 11,893,558 shares of Class B common stock outstanding on April 1, 2025, adjusted as required by rules promulgated by the SEC.

	Class A Common Stock		Class B Common Stock**		% of Total Voting Power
Beneficial Owner(1)	Shares	%	Shares	%
5% Stockholders
Ballie Gifford & Co(2)	11,592,537	11.0%	—	—	5.2%
Entities affiliated with FMR LLC(3)	10,748,948	10.2%	—	—	4.8%
The Vanguard Group(4)	8,350,552	7.9%	—	—	3.7%
BlackRock, Inc.(5)	7,079,080	6.7%	—	—	3.2%
Invesco Ltd.(6)	5,516,223	5.2%	—	—	2.5%
Jonathan Neman and affiliates(7)	3,767,889	3.5%	4,227,338	35.5%	20.3%
Nathaniel Ru and affiliates(8)	2,756,151	2.5%	3,847,039	32.3%	18.1%
Nicolas H. Jammet and affiliates(9)	2,756,154	2.5%	3,819,181	32.1%	18.0%
Named Executive Officers and Directors
Jonathan Neman and affiliates(7)	3,767,889	3.5%	4,227,338	35.5%	20.3%
Nathaniel Ru and affiliates(8)	2,756,151	2.5%	3,847,039	32.3%	18.1%
Nicolas H. Jammet and affiliates(9)	2,756,154	2.5%	3,819,181	32.1%	18.0%
Mitch Reback(10)	1,370,051	1.3%	—	—	*
Rossann Williams (11)	120,516	*	—	—	*
Neil Blumenthal	85,417	*	—	—	*
Julie Bornstein(12)	82,637	*	—	—	*
Cliff Burrows	96,148	*	—	—	*
Valerie Jarrett	80,791	*	—	—	*
Youngme Moon	35,137	*	—	—	*
Bradley Singer(13)	189,052	*	—	—	*
Montgomery Moran	40,000	*	—	—	*
Dawn Ostroff	0	*	—	—	*
All executive officers and directors as a group (13 persons)(14)	11,379,943	10.0%	11,893,558	100.0%	26.1%
______________________
* Less than one percent.
** Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock.
(1)    Unless otherwise noted, the business address of each of those listed in the table above is c/o Sweetgreen, Inc., 3102 36th Street, Los Angeles, CA 90018.

(2)    This information is as of December 31, 2023 and is based solely on information contained in the Schedule 13G filed with the SEC on January 26, 2024 by Baillie Gifford & Co. Baillie Gifford & Co, a non-U.S. institution, has sole voting power over 11,506,332 of the shares and sole dispositive power over all of the shares. The address for Baillie Gifford & Co is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.
(3)    This information is as of December 31, 2023 and is based solely on information contained in the Schedule 13G/A filed with the SEC on February 9, 2025 by FMR LLC and Abigail P. Johnson. FMR LLC, as a parent holding company or control person, may be deemed to beneficially own the indicated shares and has sole dispositive power over all of the shares. FMR reported its beneficial ownership on behalf of itself and the following: FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company LLC, Fidelity Management Trust Company, and Strategic Advisers LLC. Abigail P. Johnson, as a Director, the Chairman, and the Chief Executive Officer of FMR LLC, may be deemed to beneficially own the indicated shares and has sole dispositive power over the shares. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. FMR LLC has sole voting power over 9,783,943.50 of the shares and sole dispositive power over all of the shares. Abigail P. Johnson has sole dispositive power over all of the shares. The address for FMR LLC is 245 Summer St., Boston, MA 02210.
(4)    This information is as of December 31, 2023 and is based solely on information contained in the Schedule 13G filed with the SEC on February 13, 2024 by the Vanguard Group. The Vanguard Group, an independent advisor, has shared voting power over 154,455 of the shares, sole dispositive power over 8,113,755 of the shares and shared dispositive power 236,797 of the shares. The address for the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(5)    This information is as of December 31, 2023 and is based solely on information contained in the Schedule 13G filed with the SEC on January 24, 2024 by BlackRock, Inc. BlackRock, Inc., a global investment management firm, has sole voting power over 6,954,826 of the shares and sole dispositive power over all of the shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(6)    This information is as of December 31, 2024 and is based solely on information contained in the Schedule 13G filed with the SEC on February 6, 2025 by Invesco Ltd. Invesco Ltd., in its capacity as a parent holding company to its investment advisers, has sole voting power over 5,435,309 of the shares and sole dispositive power over all of the shares. The address for Invesco Ltd. is 1331 Spring Street, NW, Atlanta, GA 30309.
(7)    Consists of (i) 310,263 shares of Class A common stock held by Mr. Neman, (ii) 3,550,298 shares of Class B common stock held by Jonathan Neman Revocable Trust U/T/A dated October 7, 2016, for which Mr. Neman is the trustee, (iii) 177,040 shares of Class B common stock held by Nicholas H. Jammet, as Trustee of the Jonathan Neman 2014 GRAT, (iv) 943,991 shares of Class A common stock held by the JDRB Trust of which Mr. Neman is the beneficiary, (v) 500,000 shares of Class B common stock held by the Neman Descendants Trust U/T/A dated September 3, 2021, J.P. Morgan Trust Company of Delaware as Trustee, (vi) 50,000 shares of Class A common stock held by Mr. Neman’s spouse, and (vii) 2,463,635 shares subject to options to purchase Class A common stock that are exercisable within 60 days of April 1, 2025. 1,000,000 of the shares of Class B common stock described herein are pledged as collateral to secure a personal loan.
(8)    Consists of (i) 285,099 shares of Class A common stock held by Mr. Ru, (i) 3,266,135 shares of Class B common stock held by Nathaniel Ru Revocable Trust U/T/A dated October 7, 2016, for which Mr. Ru is the trustee, (ii) 180,904 shares of Class B common stock held by Jonathan Neman, as Trustee of the Nathaniel Espinoza Ru 2014 GRAT, (iii) 400,000 shares of Class B common stock held by the Ru Descendants Trust U/T/A dated September 17, 2021, J.P. Morgan Trust Company of Delaware as Trustee, and (iv) 2,471,052 shares subject to options to purchase Class A common stock that are exercisable within 60 days of April 1, 2025.
(9)    Consists of (i) 263,203 shares of Class A common stock held by Mr. Jammet, (i) 3,135,674 shares of Class B common stock held by Nicolas Jammet Revocable Trust U/T/A dated October 7, 2016, for which Mr. Jammet is the trustee, (i) 183,507 shares of Class B common stock held by Patrick Jammet, as Trustee of the Nicolas H. Jammet 2014 GRAT, (iii) 500,000 shares of Class B common stock held by the Jammet Descendants Trust U/T/A dated September 3, 2021, J.P. Morgan Trust Company of Delaware as Trustee, and (iv) 2,492,951 shares subject to options to purchase Class A common stock that are exercisable within 60 days of April 1, 2025.
(10)    Consists of (i) 265,025 shares of Class A common stock held by Mr. Reback, (ii) 70,169 shares of Class A common stock held by the IMCR GRAT, dated July 27, 2021, for which Donald Spetner is the trustee, (iii) 70,169 shares of Class A common stock held by the MRCR GRAT, dated July 27, 2021, for which Donald Spetner is the trustee, (iv) 43,901 shares of Class A common stock held by the IMCR GRAT, dated July 27, 2023, for which Donald Spetner is the trustee, (v) 43,901 shares of Class A common stock held by the MRCR GRAT, dated July 27, 2023, for which Donald Spetner is the trustee, (vi) 186,051 shares of Class A common stock held Reback-Costin Family Trust, (vii) 671,092 shares subject to options to purchase Class A common stock that are exercisable within 60 days of April 1, 2025, and (viii) 19,743 shares subject to restricted stock units that will vest into Class A common stock within 60 days of April 1, 2025.
(11)    Consists of (i) 20,516 shares of Class A common stock held by Ms. Williams, (ii) 93,750 shares subject to options to purchase Class A common stock that are exercisable within 60 days of April 1, 2025, and (iii) 6,250 shares subject to restricted stock units that will vest into Class A common stock within 60 days of April 1, 2025.
(12)    Consists of (i) 32,637 shares of Class A common stock held by Ms. Bornstein and (ii) 50,000 shares subject to options to purchase Class A common stock that are exercisable within 60 days of April 1, 2025.
(13)    Consists of (i) 139,052 shares of Class A common stock held by Mr. Singer and (ii) 50,000 shares subject to options to purchase Class A common stock that are exercisable within 60 days of April 1, 2025.
(14)    Consists of (i) 3,061,470 shares of Class A common stock beneficially owned by our current executive officers and directors, (ii) 11,893,558 shares of Class B common stock beneficially owned by our current executive officers and directors, (iii) 8,292,480 shares subject to options to purchase Class A common stock that are exercisable within 60 days of April 1, 2025, and (iv) 25,993 shares subject to restricted stock units that will vest into Class A common stock within 60 days of April 1, 2025. Ms. Williams' employment with the Company ended on April 16, 2025, and Ms. Williams will serve as a consultant to the Company from April 16, 2025 through June 1, 2025.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	18,579,893	$9.88(2)	12,627,547(3)
Equity compensation plans not approved by security holders	—	—	—
Total(4)	18,579,893	$9.88	12,627,547
______________________
(1)    Includes the following plans: our 2009 Plan, 2019 Plan, 2021 Plan, and 2021 Employee Stock Purchase Plan ("ESPP").
(2)    The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying restricted stock units, which have no exercise price.
(3)    Includes 8,516,216 shares of Class A common stock reserved for issuance under our 2021 Plan and 4,111,331 shares of Class A common stock reserved for issuance under our ESPP. The ESPP contains a provision providing that the number of shares of our Class A common stock reserved for issuance pursuant to the ESPP will automatically increase on January 1st of each year for a period of ten years, beginning on January 1, 2023 and continuing through January 1, 2031, by the lesser of (i) 1% of the total number of shares of our common stock outstanding on December 31 of the immediately preceding year; and (ii) 4,300,000 shares, except before the date of any such increase, our Board may determine that such increase will be less than the amount set forth in clauses (i) and (ii). The Board has delegated the authority to manage the ESPP to the Compensation Committee, which provided that there would be no increase in the share reserve for the ESPP for calendar year 2025.
(4)    The shares of common stock underlying any awards that are forfeited, canceled, reacquired by us prior to vesting, satisfied without the issuance of stock, expire, or are otherwise terminated, other than by exercise, under our 2009 Plan, 2019 Plan, and 2021 Plan will be added back to the shares of common stock available for issuance under our 2021 Plan. We no longer make grants under our 2009 Plan or our 2019 Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Related Person Transactions Policy and Procedures
Our Board adopted a related person transaction policy setting forth the policies and procedures for the identification, review, and approval of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, in which we and a related person were or will be participants and the amount involved exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, or a guarantee of indebtedness. In reviewing and approving any such transactions, our Audit Committee will consider all relevant facts and circumstances as appropriate, such as the purpose of the transaction, the availability of other sources of comparable products or services, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction, management’s recommendation with respect to the proposed related person transaction, and the extent of the related person’s interest in the transaction.
Certain Related Person Transactions
Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in this proxy statement, and compensation arrangements for our other executive officers that would have been disclosed in this proxy statement if such executive officers had been named executive officers, below we describe transactions since December 31, 2023 to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, which we refer to as our related parties, had or will have a direct or indirect material interest.
Stockholders’ Agreement
We are party to a stockholders’ agreement, which provides certain holders of our capital stock with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing, with certain holders of our capital stock, including entities affiliated with FMR LLC, a holder of more than 5% of our capital stock. In addition, Jonathan Neman, our Chief Executive Officer and the Chair of our Board, Nicolas Jammet, our Chief Concept Officer and a member of our Board, and Nathaniel Ru, our Chief Brand Officer and a member of our Board, are parties to our stockholders’ agreement, as well as certain entities under the control of the foregoing persons or for their benefit. Certain related parties of Mr. Neman, Mr. Ru, and Mr. Jammet, including members of such persons’ immediate family, are party to our stockholders’ agreement in their capacity as our investors.
Lease Agreements
Jonathan Neman, our Chief Executive Officer and the Chair of our Board, Nicolas Jammet, our Chief Concept Officer and a member of our Board, Nathaniel Ru, our Chief Brand Officer and a member of our Board, and Mitch Reback, our Chief Financial Officer, each hold indirect minority passive interests in Luzzatto Opportunity Fund II, LLC, an entity which holds indirect equity interests in Welcome to the Dairy, LLC, which is the owner of the property we lease for our principal corporate headquarters. For the fiscal year ended December 29, 2024, total payments to Welcome to the Dairy, LLC, totaled $3.9 million.
Indemnification
We have entered into indemnification agreements with each of our current directors and executive officers. Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted under Delaware law.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Sweetgreen, Inc. Direct your written request to Investor Relations at ir@sweetgreen.com or Attn: Investor Relations, Sweetgreen, Inc., 3102 36th Street, Los Angeles, CA 90018, or call (323) 990-7040. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
/s/ Nicolas Jammet
Nicolas Jammet
Secretary
April 24, 2025
A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 29, 2024 is available without charge upon written request to: Secretary, Sweetgreen, Inc., 3102 36th Street, Los Angeles, CA 90018.

sweetgreen

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 11, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 11, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Sweetgreen, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V74229-P29246

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SWEETGREEN, INC.

The Board of Directors recommends a vote FOR ALL the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Neil Blumenthal
02) Julie Bornstein
03) Cliff Burrows
04) Nicolas Jammet
05) Montgomery Moran
06) Jonathan Neman
07) Dawn Ostroff
08) Nathaniel Ru
09) Bradley Singer

The Board of Directors recommends a vote FOR proposals 2 and 3:

	For	Against	Abstain
2. Ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 28, 2025.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the accompanying proxy statement.	☐	☐	☐

Note: In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve).

Sign exactly as your name(s) appear(s) on the stock certificate. If shares of stock stand of record in the names of two or more persons, or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy card. If shares of stock are held of record by a corporation, the proxy card should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the proxy card for a deceased stockholder should give their full title. Please date the proxy card.

Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V74230-P29246

SWEETGREEN, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2025
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Jonathan Neman and Mitch Reback, and each of them, with full power of substitution, as proxies to represent and vote all of the shares of stock of Sweetgreen, Inc. (the "Company") that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders of the Company, to be held virtually at www.virtualshareholdermeeting.com/SG2025 on Thursday, June 12, 2025, at 9:00 AM, Pacific Daylight Time, and at any adjournment or postponement thereof, upon the matters set forth in the Notice of 2025 Annual Meeting of Stockholders and Proxy Statement, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any and all adjournments and postponements thereof (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve) and on such other matters as may properly come before said meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

IF YOU ELECT TO VOTE BY MAIL, PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)